EXHIBIT 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

dated as of November 17, 2006

among

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent for the Various Lenders

and

VARIOUS LENDERS

and

HOMEBANC MORTGAGE CORPORATION,

as a Borrower

and

HOMEBANC CORP.,

as a Borrower

and

KEYBANK NATIONAL ASSOCIATION,

as Syndication Agent

and

COMMERZBANK AKTIENGESELLSCHAFT NEW YORK BRANCH AND GRAND CAYMEN BRANCH, BNP PARIBAS AND US BANK NATIONAL ASSOCIATION,

as Documentation Agents

and

J.P. MORGAN SECURITIES INC.

as Sole Bookrunner and Sole Lead Arranger

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EXECUTION VERSION

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SCHEDULES:

1	Commitments
2	Funding Shares
3	Authorized Representatives
4	Eligible Collateral
5	Lenders
6	Reserved
7	Qualified Subordinated Debt

EXHIBITS:

A	Request for Borrowing
B	Note
C	Reserved
D	Assignment Agreement
E	Form of Opinion
F	Asset Schedule
G	Reserved
H	Section 6.2 Certificate
I	Subordination Provisions
J	LIBOR Period Selection Confirmation

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LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT, dated as of November 17, 2006 (the “Agreement”), is entered into by and among HOMEBANC CORP., a Georgia Corporation (“HB Corp.” and a “Borrower”), HOMEBANC MORTGAGE CORPORATION, a Delaware corporation (“HMC”, a “Borrower” and, together with HB Corp., the “Borrowers”), the LENDERS party hereto from time to time, and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Administrative Agent for the benefit of the Lenders (together with its permitted successors in such capacity, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, in order to finance Servicing Receivables and Servicing Rights owned by the Borrowers from time to time, each Borrower has requested that the Administrative Agent and Lenders make available to each Borrower a senior, secured, revolving line of credit and the Lenders and the Administrative Agent have agreed to do so on the terms and subject to the conditions of this Agreement;

WHEREAS, each Borrower has agreed to secure all of their Obligations by granting to Administrative Agent, for the benefit of Lenders, a first priority Lien on all of the Collateral; and

NOW, THEREFORE, in consideration of the premises, the mutual agreements stated below and other good and valuable consideration, the receipt and sufficiency of which are each hereby acknowledged, the parties hereby agree as follows.

Section 1.          Definitions and Interpretations. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Acknowledgment Agreement” shall mean an acknowledgment agreement in the form prescribed by Fannie Mae or Freddie Mac to be executed by the Borrowers, the Administrative Agent and such Agency as a condition to each Borrower’s pledging Fannie Mae or Freddie Mac (as the case may be) Servicing Rights to the Administrative Agent for the benefit of the Lenders.

“Acquisition Price” shall mean the actual cash amount either Borrower has paid with respect to the related Servicing Rights.

“Additional Collateral” shall have the meaning set forth in Section 10.1(c) hereof.

“Additional Eligible Collateral” shall have the meaning set forth in Section 4.1(a) hereof.

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“Administration Agreement” shall have the meaning set forth in the Repurchase Agreement.

“Administrative Agent” shall have the meaning defined in the preamble hereof.

“Administrative Fee” shall have the meaning set forth in the Repurchase Agreement.

“Administrative Questionnaire” shall mean a form sent by the Administrative Agent to an assignee in accordance with Section 20.2 hereof.

“Advance Rate” shall mean:

(a)          with respect to Assets which are Servicing Rights, on the date hereof and up to but not including the Termination Date, 67.5%;

(b)	with respect to Assets which are T&I Advances, 90%;
(c)	with respect to Assets which are P&I Advances, 90%; and
(d)	with respect to Assets which are Enforcement Advances, 90%.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agency” shall mean Freddie Mac or Fannie Mae, as applicable.

“Agency MBS” shall mean an MBS issued by an Agency.

“Agency Servicing Rights” shall mean Servicing Rights of either Borrower with respect to Mortgage Loans that are subject to an Agency MBS or a whole loan transfer to an Agency.

“Agreement” shall mean this Loan and Security Agreement, dated as of November 17, 2006, as it may be amended, supplemented or otherwise modified from time to time. For the avoidance of doubt this Agreement is the “Loan Agreement” as defined in the Repurchase Agreement.

“Appraisal” shall mean (i) an appraisal of a Mortgaged Property by a licensed appraiser that satisfies the Underwriting Guidelines, and who is experienced in estimating the value of property of that same type in the community where it is located, and who is not a director, officer or employee of either Borrower or any of its Affiliates, or related as a parent, sibling or child to either Borrower or any of its Affiliates’ respective directors or officers, members, managers or any of their spouses, a signed copy of the written report of which Appraisal is in the possession of the either Borrower or the Servicer or (ii) an AVM as permitted pursuant to the applicable Servicing Contract.

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“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset” shall mean any Servicing Receivables or Servicing Rights pledged to secure the Obligations hereunder as more particularly set forth on a loan by loan or pool basis or otherwise on the related Asset Schedules.

“Asset Schedule” shall mean a list of Assets delivered from time to time by either Borrower to the Administrative Agent, substantially in the form of Exhibit F hereof.

“Assignment Agreement” shall mean an agreement substantially in the form of Exhibit D hereof.

“Authorized Representative” shall mean, for purposes of this Agreement only, an agent of the applicable party, as listed in Schedule 3 hereof, as amended.

“Available Commitment Amount” shall mean, with respect to each Lender, the lesser of (a) (i) such Lender’s Commitments under this Agreement minus (ii) such Lender’s Loans outstanding under this Agreement and (b) such Lender’s Commitment under the Repurchase Agreement (as a Buyer thereunder) minus the sum of (i) such Lender’s Loans outstanding under this Agreement plus (ii) such Lender’s Purchase Price (as a Buyer thereunder and as defined in the Repurchase Agreement) outstanding under the Repurchase Agreement.

“Available Loan Amount” shall mean the lesser of (a) the Maximum Loan Amount minus the aggregate outstanding principal balance of Loans hereunder, and (b) (i) Maximum Purchase Price minus (ii) the sum of (A) the aggregate outstanding Purchase Price (as defined under the Repurchase Agreement) plus (B) the aggregate outstanding principal balance of Loans hereunder.

“AVM” shall mean an estimate of the current value of a tract or parcel determined by using an automated valuation model, dated no earlier than six (6) months before the determination date.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Borrower” shall have the meaning defined in the preamble hereof.

“Borrowing Base Deficiency” shall have the meaning set forth in Section 4.1(a) hereof.

“Borrowing Date” shall mean the date of the making of a Loan.

“BPO” shall mean an opinion of the fair market value of a Mortgaged Property, dated no earlier than six (6) months before the determination date, given by a licensed real estate

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agent or broker (who is not an employee or Affiliate of any Borrower) which generally includes three comparable sales and three comparable listings.

“Breakage Costs” shall have the meaning set forth in Section 2.4(d) hereof.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the States of New York or Texas.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Ceiling Rate” shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or New York law permits the higher interest rate, stated as a rate per annum.

“Change in Control” shall mean:

(a)	With respect to HB Corp.:

(i)      the sale, transfer, or other disposition of all or substantially all of HB Corp.’s assets (excluding any such action taken in connection with any securitization transaction);

(ii)     any Person shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 except that for purposes of this definition, a Person shall not be deemed to have acquired beneficial ownership of securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person until such tendered securities are accepted for purchase or exchange), directly or indirectly, of either (i) voting stock of HB Corp. (or other securities convertible into such voting stock) representing more than twenty percent (20%), or thirty percent (30%) with respect to Fidelity Investments, of the combined voting power of all voting stock of HB Corp. or (ii) more than twenty percent (20%), or thirty percent (30%) with respect to Fidelity Investments, of the outstanding shares of any class or series of capital stock of HB Corp.; or

(iii)   any Person shall have succeeded in having so many of such Person’s nominees elected to the board of directors of HB Corp. that such nominees, when added to any existing directors remaining on the board of directors of HC after such election who were previously nominated by or are Affiliates of such Person, comprise a majority of the board of directors of HB Corp.; and

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(b)	With respect to HMC:

(i)      a sale of substantially all of HMC’s assets to a Person or related group of Persons other than HB Corp.; or

(ii)     the occurrence of any event after which HB Corp. no longer holds (whether directly or through one or more intermediaries) one hundred percent (100%) of the capital stock of HMC and voting control in any election of HMC’s directors.

“Closing Date” shall mean the date on which the initial Loan is made.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning defined in Section 10.1(a).

“Collateral Value” shall mean at any time, (a) with respect to Servicing Receivables, the applicable Advance Rate multiplied by Servicer’s Servicing Claim thereto and (b) with respect to Servicing Rights, the lesser of (i) the applicable Advance Rate multiplied by the lesser of (A) the Market Value of the Servicing Rights, (B) the Acquisition Price, (C) the Servicing Rights Value and (D) the book value of such Servicing Rights as set forth in the books of such Borrower and (ii) 1% of the unpaid principal balance of the Mortgage Loans related to the Servicing Rights; provided, that the following limitations shall apply:

(a)          each Asset that is not Eligible Collateral because it does not satisfy in all material respects one or more of the conditions to eligibility stated for it in this Agreement shall have zero Collateral Value;

(b)          if either Borrower’s claim under any Asset is in good faith rejected, repudiated, stayed, held back or disputed by the trustee or holder of a related MBS or serviced whole loan (or anyone claiming by, through or under any of them) or attached, garnished or sequestered by any court of competent jurisdiction, or either Borrower learns of any reasonably plausible grounds for any such rejection, repudiation, stay, holdback, dispute, attachment, garnishment or sequestration then the Collateral Value of that Asset shall be zero;

(c)          if either Borrower shall default in the performance of any of its obligations under a Servicing Contract related to any Asset and if such default continues beyond the period of grace provided under the Servicing Contract, if any, and, if the effect of such default is to cause, or to permit the Person for whom each Borrower performs servicing under such Servicing Contract (or a trustee or custodian on behalf of such Person) to cause, such Borrower’s right to collect all or any material part of its Asset under such Servicing Contract to be materially diminished, delayed or impaired, then the Collateral Value of that Asset shall be zero;

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(d)          if it shall become reasonably apparent to either Borrower that the prospects for collection of any Asset or the related Collateral are materially impaired, then the Collateral Value of that Asset shall be zero;

(e)          if, with respect to a Servicing Receivables Loan, the related Mortgage Loan is 90 days or more delinquent and the Administrative Agent has not received (i) a BPO or (ii) an updated BPO or Appraisal within 180 days after receipt of the previous BPO, in each case in respect to the related Mortgaged Property, then the Collateral Value of that Asset may be reduced to zero or such other value as the Administrative Agent may determine in its sole discretion;

(f)           if the Administrative Agent reasonably determines that the prospects for payment of any Asset or the related Collateral are materially impaired and gives the Borrowers written notice of that determination and the Borrowers are unable to furnish the Administrative Agent, on or before fifteen (15) days after such notice, evidence reasonably sufficient to convince the Administrative Agent that such prospects are not materially impaired, then the Collateral Value of that Asset shall be zero or such other value as reasonably determined by the Administrative Agent;

(g)	Reserved;

(h)          any Asset related to a Servicing Contract under which a notice of termination of servicing has been delivered with or without cause, then on the date of such termination, the Collateral Value of that Asset shall be zero;

(i)           a termination of servicing shall have occurred under a Servicing Contract related to any Asset, then the Collateral Value of that Asset shall be zero;

(j)           if a Servicing Rights Value is not delivered quarterly, then upon notice to the Borrowers and the Borrowers’ failure to deliver such Servicing Rights Value within ten (10) days of such notice, then the Collateral Value of that Asset may be reduced to zero or such other value as the Administrative Agent may determine in its sole discretion;

(k)          if a P&I Advance related to a Servicing Receivables Loan is outstanding hereunder for a period greater than thirty (30) days or if an Enforcement Advance or a T&I Advance related to a Servicing Receivables Loan is outstanding hereunder for a period greater than eighteen (18) months, then the Collateral Value of that Asset shall be zero;

(l)           if a Mortgage Loan becomes a “VA no bid mortgage loan” then upon becoming such “VA no bid mortgage loan” the Collateral Value of the related Servicing Receivables Loan shall be zero;

(m)         the aggregate Collateral Value of Assets that are P&I Advances shall not exceed 10% of the Maximum Loan Amount;

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(n)          the aggregate Collateral Value of Assets that are T&I Advances and Enforcement Advances, combined, shall not exceed 10% of the Maximum Loan Amount; and

(o)          the aggregate Collateral Value of Assets that are Intra-period MSR Advances shall not exceed 10% of the Maximum Loan Amount.

(p)          if an Intra-period MSR Advance is outstanding hereunder for a period greater than ninety (90) days, then the Collateral Value of that Asset shall be zero.

provided, further, that the reduction for any reason of the Collateral Value of any Collateral shall not itself affect or impair Administrative Agent’s Lien with respect to that item of Collateral.

“Commitment” shall mean, for any day, the maximum amount a Lender is committed on that day to make Loans to the Borrowers pursuant to the terms hereof. The Commitments for the Lenders are as set forth on Schedule 1, as it may be amended and restated from time to time (and shall be deemed immediately amended to reflect any assignment made in accordance with Section 20.2 hereof upon the effectiveness of such assignment).

“Commitment Period” shall mean the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitment shall have terminated pursuant to this Agreement.

“Confidential Terms” shall have the meaning set forth in Section 29 hereof.

“Costs” shall have the meaning specified in Section 14(a) hereof.

“Daily Reset LIBOR Rate” shall mean, for any day, the rate of interest per annum that is equal to the rate per annum determined by Administrative Agent to be the average of the interest rates available to it in accordance with the then-existing practices in the interbank market in London, England at approximately 11:00 a.m. London time, as set forth on Telerate Page 3750, for that day for the offering to Administrative Agent by leading dealers in such interbank market for delivery on that day for one month U.S. dollar deposits of One Million Dollars ($1,000,000), where the term is used in respect of the LIBOR Adjusted Rate; provided that if for any reason Administrative Agent cannot determine such rate for any day, then LIBOR Rate for that day shall be the rate of interest per annum that is equal to the arithmetic mean of the rates appearing on the Bloomberg British Bankers Association LIBOR page as of 11:00 a.m., London time, on that date for the offering by such institutions as are named therein to prime banks in the Eurodollar interbank market in London, England, for delivery on that day of one month U.S. dollar deposits of One Million Dollars ($1,000,000).

“Declining Lender” shall have the meaning set forth in Section 2.1(b) hereof.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Dollars” and “$” shall mean lawful money of the United States of America.

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“Due Diligence Cap” shall mean $20,000.

“Due Diligence Costs” shall have the meaning set forth in Section 27 hereof.

“Eligible Collateral” shall mean any Asset listed on an Asset Schedule which complies with the factors listed on Schedule 4 hereof.

“Enforcement Advance” shall mean any servicing, enforcement or protective advances made by Borrower under a Servicing Contract (other than T&I Advances) (a) to pay the costs of protecting or enforcing the value of the Mortgaged Property; and advances to pay the costs of realizing on the value of any such security in connection with the Serviced Loans and (b) which is fully recoverable by Borrower out of sums that are both required and expected to be paid to Borrower in the ordinary course of its servicing of the Serviced Loans under such Servicing Contract, on a first priority of (reimbursement) payment basis and on a pool level basis.

“Event of Default” shall have the meaning set forth in Section 9.1 hereof.

“Event of Insolvency” shall mean, for any Person:

(a)          that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(b)          that such Person or any Affiliate shall fail to, or admit in writing its inability to, pay its debts as they become due; or

(c)          a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding shall not have been dismissed within sixty (60) days of its filing; or

(d)          the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e)	that such Person or any Affiliate shall become insolvent; or

(f)           if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their subsidiaries, shall take any corporate action in furtherance of, or

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the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Excluded Taxes” shall have the meaning specified in Section 6.2(e) hereof.

“Expenses” shall mean all present and future expenses reasonably incurred by or on behalf of the Administrative Agent or Lenders in connection with this Agreement or any of the other Loan Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; reasonable attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Facility Fee” shall have the meaning set forth in the Repurchase Agreement.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“Free Adjusted Balances Equivalent” shall mean, for each day of each calendar month (whether a whole or partial month), the lesser of:

(a)          the sum of (x) the daily average of the collected balances in all demand deposit accounts and non-interest bearing money market accounts maintained by each Borrower (or maintained by an Affiliate of either Borrower at either Borrower’s request) with JPMorgan as a Lender during that month (although no Borrower or any of its Affiliates shall have any obligation whatsoever to maintain any deposits with JPMorgan as a Lender) less all amounts required and applied (or to be applied) (i) to satisfy reserve and deposit insurance requirements allocable to that month and (ii) to compensate JPMorgan as a Lender for (1) services rendered to either Borrower or any of its Affiliates for that month if and to the extent, if any, that such services are not separately billed and paid for, or (2) any agreed reductions for that month in interest, fees and other normal banking charges other than interest and fees that are part of the obligations to JPMorgan as a Lender, with each element calculated in accordance with JPMorgan as a Lender’s system of allocating reserve and deposit insurance requirements, charges for services and reductions in other normal banking charges, and as that system may be changed from time to time without notice plus (y) unless the subject calendar month is January (carryovers after a rolling three (3) month period and from one calendar year to the next are not permitted), an amount equal to such adjusted daily average collected balances for the immediately preceding calendar month (including any similarly unapplied adjusted balances carried over from a prior month or months) not applied to compensate JPMorgan as a Lender for such services or agreed reductions incurred in such prior month; and

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(b)          the daily average outstanding Loans owed to JPMorgan as a Lender of all Loans outstanding during that month.

Administrative Agent’s determination of the Free Adjusted Balances Equivalent for any month shall be conclusive, absent manifest error.

“Funding Share” shall mean the ratio of (a) a Lender’s Commitment and (b) the aggregate Commitment of all the Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors. The requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period shall be comparable in all material respects to those applied in an earlier period, with the exception of changes in generally accepted accounting principles and changes in application to which the Borrowers’ independent certified public accountants have agreed and which changes and their effects are summarized in the subject Borrowers’ financial statements following such changes.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Indebtedness” shall mean, with respect to any Person without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts

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payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others Guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (h) Indebtedness of general partnerships of which such Person is a general partner; and (i) Capital Lease Obligations of such Person.

“Indemnified Party” shall have the meaning specified in Section 14(a) hereof.

“Interest Payment” shall have the meaning set forth in Section 3.1 hereof.

“Interest Rate” shall mean with respect to (a) Loans up to and including the Free Adjusted Balances Equivalent a rate per annum equal to the applicable Margin and (b) all other Loans a rate per annum equal to the sum of (i) the LIBOR Adjusted Rate plus (ii) the applicable Margin.

For purposes of this Agreement, the Interest Rate set forth in clause (a) of this definition will be allocated to the amount of Loans owed to JPMorgan as Lender up to and including the Free Adjusted Balances Equivalent based on the date on which the related Loan becomes subject to this Agreement, commencing from the earliest date to the most recent date. To the extent that there is availability under the Available Loan Amount, but the portion of the amount of Loans proposed by the Borrowers for purchase by JPMorgan as Lender would otherwise exceed the Free Adjusted Balances Equivalent, then to the extent that such Free Adjusted Balances Equivalent would be exceeded, the Interest Rate set forth in clause (b) of this definition shall be applied. For the avoidance of doubt, the Interest Rate set forth in clause (a) of this definition shall only apply to the portion of the Loans the Borrowers owe to JPMorgan as Lender from time to time, as determined by the Administrative Agent and the priority of payments shall be allocated in accordance with the provisions of this Agreement and furthermore in no event shall the Interest Rate set forth in clause (a) of this definition apply to any Loans the Borrowers owe to any other Lenders. The Administrative Agent’s calculations with respect thereto shall be conclusive absent manifest error.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Assets, any short sale of US Treasury Securities, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by either Borrower in accordance with either Borrower’s hedging policies and procedures.

“Intra-period MSR Advance” shall mean any Servicing Rights Loan made on any day other than a Servicing Rights Valuation Date until such time as a Servicing Rights Valuation Date has occurred.

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“JPMorgan” shall have the meaning defined in the preamble.

“Lender” shall mean JPMorgan Chase Bank, N.A. and those Lenders listed on Schedule 5, hereof, as amended from time to time, and their successors in interest and assigns.

“LIBOR Adjusted Rate” shall mean, on any day, a rate per annum equal to the lesser of:

(a)          the quotient of (x) the LIBOR Rate or the Daily Reset LIBOR Rate, as selected by Borrowers in the LIBOR Period Selection Confirmation, for that day divided by (y) 1.00 minus the applicable LIBOR Reserve Requirement; and

(b)	the Ceiling Rate for that day.

For avoidance of doubt, the LIBOR Adjusted Rate for any Loan for which an effective LIBOR Period Selection Confirmation (and related Request for Borrowing to the extent such Loan was then being requested to be made) was not received by the Administrative Agent two (2) Business Days prior to (x) the date such Loan was made or (y) any Reset Date for such Loan, shall bear interest at the Daily Reset LIBOR Rate until two (2) Business Days after the date of the delivery to the Administrative Agent of a LIBOR Period Selection Confirmation with respect to such Loan.

“LIBOR Period” shall mean a period of one month, two months or three months, as selected by the Borrowers, commencing and including the immediately preceding Reset Date (or, with respect to the first LIBOR Period for the Loan, from and including the Borrowing Date) to but excluding the following Reset Date of the immediately succeeding LIBOR Period, unless otherwise agreed to by the Administrative Agent and the Borrowers in writing. For the avoidance of doubt, (i) if the Daily Reset LIBOR Rate is selected by the Borrowers then the LIBOR Period shall mean a period from one Business Day until the next Business Day and (ii) no LIBOR Period may extend beyond the Termination Date.

“LIBOR Period Selection Confirmation” shall mean a confirmation of the LIBOR Period selected by the Borrowers in the form of Exhibit J hereto.

“LIBOR Rate” shall mean, for any day during the applicable LIBOR Period, the rate of interest per annum that is equal to the rate per annum determined by Administrative Agent to be the average of the interest rates available to it in accordance with the then-existing practices in the interbank market in London, England at approximately 11:00 a.m. London time, as set forth on Telerate Page 3750 at such time, on the date that is two (2) Business Days prior to the first day of such LIBOR Period for the offering to Administrative Agent by leading dealers in such interbank market for delivery on that first day of one (1) month, two (2) months or three (3) months as applicable, U.S. dollar deposits of One Million Dollars ($1,000,000), where the term is used in respect of the LIBOR Adjusted Rate; provided that if for any reason Administrative Agent cannot determine such rate for any day, then LIBOR Rate for that day shall be the rate of interest per annum that is equal to the arithmetic mean of the rates appearing on the Bloomberg British Bankers Association LIBOR page as of 11:00 a.m., London time, on the day prior to the date for the offering by such institutions as are named therein to prime banks in the Eurodollar

USActive 5675666.14	-12-

interbank market in London, England, for delivery on that day of one (1) month, two (2) months or three (3) months as applicable, U.S. dollar deposits of One Million Dollars ($1,000,000).

“LIBOR Reserve Requirement” shall mean, for any day, the stated maximum rate (expressed as a decimal fraction) for all reserves required to be maintained for that day or during that period (including basic, supplemental, marginal and emergency reserves) against “eurocurrency liabilities,” as defined in Regulation D, all as specified by any Governmental Authority, including those imposed under Regulation D. Each determination of the LIBOR Reserve Requirements by Administrative Agent may be computed using any reasonable method and, absent manifest error, shall be conclusive and binding.

“Lien” shall mean any lien, mortgage, pledge, assignment, security interest, charge or encumbrance.

“Loan” shall mean a Servicing Receivables Loan and a Servicing Rights Loan.

“Loan Document” shall mean any of this Agreement, the Notes and any subordination provisions substantially in the form of Exhibit I hereto contained in any indenture or other agreement.

“Margin” shall mean, so long as no Event of Default has occurred and is then continuing:

(a)	the Collateral of which are Servicing Receivables, 1.50%; and
(b)	the Collateral of which are Servicing Rights, 1.75%.

“Majority Lenders” shall mean, for any day, the Lenders with aggregate Commitments evidencing sixty-six and two-thirds percent (66 2/3%) or more of (a) the aggregate Commitments if on that day the Lenders are committed to make Loans under the Agreement or (b) the aggregate outstanding principal balance of Loans if on or after that day the Lenders’ Commitments have expired or have been terminated and have not been reinstated.

“Mark-to-Market” shall have the meaning specified in Section 4.1(a) hereof.

“Market Value” shall mean, as of any date with respect to any Asset, the price at which such Asset could readily be sold as determined by the Administrative Agent in its sole discretion, taking into account (and in no event exceeding) the mid-point value ascribed thereto by the Valuation Agent. The Market Value of any Asset will be determined by the Administrative Agent in its sole good faith discretion, taking into account customary factors such as market conditions, interest rates and other factors deemed appropriate by the Administrative Agent.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of any Borrower or any Affiliate thereof, (b) the ability of either Borrower or any Affiliate thereof to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the

USActive 5675666.14	-13-

Loan Documents or (d) the rights and remedies of the Administrative Agent or Lenders under any of the Loan Documents.

“Maturity Date” shall mean the Termination Date.

“Maximum Purchase Price” shall have the meaning set forth in the Repurchase Agreement.

“Maximum Loan Amount” shall mean SEVENTY-FIVE MILLION DOLLARS ($75,000,000).

“MBS” shall mean collateralized mortgage obligations and other mortgage-backed securities.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, deed of trust, deed to secure debt, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage Loan” shall mean any first or second lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is related to the Collateral that is subject to a Loan hereunder.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“New Lender” shall mean a bank or other lending institution that becomes a Lender as a result of the events described in Section 11.4.

“Non-Excluded Taxes” shall have the meaning set forth in Section 6.2(a) hereof.

“Non-Exempt Lender” shall have the meaning specified in Section 6.2(e) hereof.

“Note” shall mean, with respect to any Loan, a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Obligations” shall mean (a) any amounts due and payable by the Borrowers to Administrative Agent and/or Lenders in connection with a Loan hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Loan Documents and (b) all other obligations or amounts due and payable by the Borrowers under the Repurchase Documents.

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“Operating Account” shall mean the following accounts of the HB. Corp. and HMC:

With respect to HB Corp.:

Account No. 00113398359

JPMorgan Chase Bank, N.A., ABA No. 021000021,

Attn: Mortgage Banking Warehouse Services – Wanda Carr

With respect to HMC:

Account No. 00113207618

JPMorgan Chase Bank, N.A., ABA No. 021000021,

Attn: Mortgage Banking Warehouse Services – Wanda Carr,

“Other Taxes” shall have the meaning set forth in Section 6.2(b) hereof.

“P&I Advance” shall mean any advance (a) made by either Borrower under a Servicing Contract, to cover due, but uncollected principal and interest payments on Serviced Loans, including Serviced Loans with respect to which the related Mortgaged Property is being held pending liquidation and (b) which is fully recoverable by either Borrower out of sums that are both required and expected to be paid to either Borrower in the ordinary course of its servicing of the Serviced Loans under such Servicing Contract, on a first priority of (reimbursement) payment basis and on a pool level basis.

“Participant” shall have the meaning set forth in Section 20.1 hereof.

“Payment Account” shall mean each Borrower’s non-interest bearing demand checking account, for HB Corp. 730141421 and for HMC 730141413, to be maintained with Administrative Agent and to be used for (a) the Administrative Agent’s deposits of the Loans to the Borrowers and payments constituting the proceeds of principal from any Assets (other than regular principal and interest payments on the underlying Mortgage Loans); (b) the Administrative Agent’s deposits of principal and interest payments for the Loans received from either Borrower or for either Borrower’s account and (c) only if and when (i) no Default has occurred unless it has been either cured by the Borrowers or waived in writing by the Administrative Agent and (ii) no Event of Default has occurred unless the Administrative Agent has declared in writing that it has been cured or waived, the Administrative Agent’s transfer to the Operating Account of (x) the amount of the Loans and (y) proceeds from a third party investor in excess of the amount Loans. The Payment Account is (and shall continuously be) part of the Collateral. The Payment Account shall be subject to setoff by the Administrative Agent for the benefit of the Administrative Agent and any Lender. The Payment Account shall be a controlled account from which the Borrowers shall have no right to directly withdraw funds, but instead such funds may be withdrawn or paid out only against the order of a designee of the Administrative Agent, although under the circumstances described in clause (c) of the first sentence of this definition and subject to the conditions specified in that clause, the Administrative Agent shall use diligent and reasonable efforts to cause proceeds from a third party investor in excess of the amount of the Loans that are received as therein described and that

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are deposited to the Payment Account before 1:00 p.m. (Central Time) on a Business Day to be transferred to the Operating Account on that same Business Day, but in any event no later than the next Business Day.

“Payment Date” shall mean the fifteenth (15) day of each month, or if such date is not a Business Day, the next Business Day.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Post-Default Rate” s shall mean a rate equal to the lesser of (a) the sum of (i) the Interest Rate and (ii) three percent (3.00%); and (b) the Ceiling Rate for that day.

“Pro Rata” shall mean for any Lender, the ratio of that Lender’s aggregate outstanding funded Loan amount to the aggregate outstanding principal balance of all Loans for all Lenders. On any day, the Lenders will each own an undivided interest in the Loans, both principal and accrued interest, and a corresponding undivided interest in all Collateral and all rights to the Collateral equal to that Lender’s undivided ownership interest in the Loans, that bears the same ratio to the entire aggregate outstanding principal balance of all Loans as that Lender’s Pro Rata share of the funded Loan amount bears to the aggregate principal balance of all Loans outstanding, subject to the following adjustment: if at any time or times, any Lender fails to fund any of its Funding Share(s) of any Loan and one or more of the other Lenders at its option funds it, then:

(a)         the respective ownership interests in the Loans of both (1) Declining Lender and (2) the Lender (or Lenders) that paid the corresponding amount for such Funding Share(s), shall be proportionately decreased and increased, respectively, to the same extent as if their respective Commitments were changed in direct proportion to the unreimbursed balance outstanding from time to time thereafter of the amount so funded;

(b)        the Declining Lender’s share of all future distributions of any payments and prepayments on the Loans shall be paid Pro Rata among such other Lenders in accordance with their respective unrecovered amount paid on account of such Declining Lender’s Funding Share(s) to the Lender(s) that so funded such Declining Lender’s Funding Share(s) until all such funding Lender(s) have been fully repaid the amount so funded; and

(c)         such adjustment shall remain in effect until such time as the Lender(s) that funded such Funding Share(s) have been so fully repaid.

If no other Lender funds the share of the Declining Lender, then the Pro Rata ownership interest in the Loans of the Lenders shall be changed, in that case so that each Lender’s Pro Rata ownership interest in the Loans is equal to the ratio of that Lender’s aggregate outstanding Loans to the aggregate outstanding Loans for all Lenders. Notwithstanding the change in the Lenders’ Pro Rata ownership interests in the Loans due to any Lender’s failure to fund its Funding Share(s) of any Loan(s), such failure to fund shall not diminish any Lender’s funding obligations for Funding Share(s) of any subsequent Loan(s).

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“Proceeds” shall mean (i) all “proceeds” as defined in Article 9 of the UCC, and (ii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Qualified Subordinated Debt” shall mean Indebtedness of the either Borrower to any Person (i) the papers evidencing, securing, governing or otherwise related to which Indebtedness impose covenants and conditions on the debtor under them that are no more restrictive or onerous than the covenants and conditions imposed on either Borrower, as applicable, under this Agreement, (ii) that is subordinated to the Obligations pursuant to a currently effective indenture or other agreement containing subordination language substantially in the form of Exhibit I (except that Qualified Subordinated Debt listed on Schedule 7 will not contain provision 15.7 of Exhibit I) and (iii) the principal of which is not due and payable until six (6) months or more after the Termination Date. For purposes of this definition and the agreements that constitute Qualified Subordinated Debt, this Agreement shall be deemed debt for borrowed money.

“Recourse Servicing Contract” shall mean a Servicing Contract with respect to which the Servicer is obligated to repurchase or indemnify the holder for the related Mortgage Loans in respect of defaults on such Mortgage Loans.

“Redemption Amount” shall mean an amount equal to then current Collateral Value of any item of Collateral to be redeemed, as determined by the Administrative Agent which in no event shall exceed the outstanding principal balance of the Loans as of such date of determination.

“Register” shall have the meaning defined in Section 20.3.

“Regulation D” shall mean Regulation D promulgated by the Board of Governors of the Federal Reserve System (or any successor), 12 C.F.R. Part 204, or any other regulation when promulgated to replace the prior Regulation D and having substantially the same function.

“REIT” shall mean a real estate investment trust, as defined in Section 856 of the Code, as may be amended from time to time.

“Related Security” shall mean with respect to any Asset, (a) all security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Asset, whether pursuant to the related Servicing Contract or otherwise, together with all financing statements covering any collateral securing such Asset; (b) all guarantees, indemnities, letters of credit, insurance or other agreements or arrangements of any kind from time to time supporting or securing the payment of such Asset whether pursuant to the related Servicing Contract or otherwise; (c) the rights to payment in respect of such Asset under the related Servicing Contract, and all records relating to, and any other contracts associated with, such Assets, and (d) any and all Proceeds of the foregoing. Related Security for Servicing Rights shall not include any Servicing Receivables not otherwise financed by a Lender by Loans.

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“Replacement Lender” shall mean the Lender who is replacing the Retiring Lender.

“Repurchase Agreement” shall mean that certain Master Repurchase Agreement, dated as of October 31, 2006, among the Administrative Agent, the Buyers (as defined therein) party thereto from time to time, and the Borrowers, as the same may be amended or modified from time to time.

“Repurchase Document” shall have the meaning set forth in the Repurchase Agreement.

“Repurchase Document Termination” shall have the meaning set forth in Section 10.1(c) hereof.

“Repurchase Rights” shall have the meaning set forth in Section 10.1(c) hereof.

“Request for Borrowing” shall have the meaning set forth in Section 2.4(a) hereof.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date” shall mean for each LIBOR Period, the last Business Day of such LIBOR Period.

“Retiring Lender” shall have the meaning set forth in Section 11.4 hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Section 6.2 Certificate” shall have the meaning specified in Section 6.2(e) hereof.

“Securities Exchange Act of 1934” or “1934 Act” shall have the meaning set forth in Section 31(a) hereof.

“Securities Investor Protection Act of 1970” or “SIPA” shall have the meaning set forth in Section 31(a) hereof.

“Serviced Loan” shall mean a Mortgage Loan serviced or required to be serviced by Servicer under any Servicing Contract, regardless of whether the actual servicing is done by a subservicer retained by Servicer.

“Servicer” shall mean HMC or HB Corp., or any successor or permitted assigns or any other Person approved by Administrative Agent in writing.

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“Servicer Advance” shall mean a P&I Advance, an Enforcement Advance or a T&I Advance. For the avoidance of doubt, in no event shall any Servicer Advance securing a Servicing Receivables Loan be made in respect of a Servicing Contract governing a transaction other than an Agency MBS or a securitization.

“Servicing Claim” shall mean an enforceable and liquidated money claim of Servicer against (i) the trustee of MBSs backed by Serviced Loans in respect of which Servicer made the related Servicer Advance(s), (ii) such Serviced Loans’ customers and their accounts, (iii) an insurer of such Serviced Loans or (iv) another identified Person, for reimbursement of the relevant type(s) of Servicer Advance(s) made by Servicer pursuant to its obligation or right as Servicer to do so under a Servicing Contract.

“Servicing Contracts” shall mean, collectively, those residential servicing agreements for Mortgage Loans approved by the Administrative Agent that are not Recourse Servicing Contracts, under which either Borrower is the Servicer and which, (a) in the case of each Servicing Contract between either Borrower and Fannie Mae or Freddie Mac, is subject to an Acknowledgment Agreement with Fannie Mae or Freddie Mac executed and delivered within sixty (60) days of the date hereof, as applicable; (b) is with a holder or custodian for a holder of the Serviced Loans who is acceptable to the Administrative Agent, (c) is not a subservicing arrangement, and (d) that is owned by either Borrower free and clear of all Liens (other than the Administrative Agent’s Lien for the benefit of the Lenders).

“Servicing Receivables” shall mean, collectively, the reimbursement rights relating to Servicer Advances under each Servicing Contract, each and every other right of each Borrower to be repaid or reimbursed for the Servicer Advances under a Servicing Contract, whether now existing or hereafter arising, and whether or not constituting an “account” or a “general intangible” under the UCC but not evidenced by “chattel paper” or an “instrument” as defined in the UCC, and the Related Security.

“Servicing Receivables Loan” shall mean each Loan made by a Lender to a Borrower on account of Servicing Receivables, net of any repayments thereof.

“Servicing Rights” shall mean each Borrower’s rights and interests under any Servicing Contract, including the rights to service the Serviced Loans that are the subject matter of such Servicing Contract and to receive compensation (whether direct or indirect) for such servicing.

“Servicing Rights Loan” shall mean each advance made by a Lender to the Borrowers on account of Servicing Rights, net of any repayments thereof.

“Servicing Rights Value” shall mean (a) with respect to Servicing Rights other than Intra-period MSR Advances, the midpoint value of the Servicing Rights, as determined at least on a fiscal quarterly basis by the Valuation Agent (the “Servicing Rights Appraised Value”) and (b) with respect to Intra-period MSR Advances, the most recent Servicing Rights Appraised Value expressed as a percentage of par and multiplied by the outstanding principal balance of the related Mortgage Loans.

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“Servicing Rights Valuation Date” shall mean a date on which the Administrative Agent receives the Servicing Rights Appraised Value.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“T&I Advance” shall mean any servicing or protective advances made by either Borrower under a Servicing Contract (other than an Enforcement Advance) (a) including, but not limited to, advances made to pay taxes and insurance premiums or otherwise fund escrow accounts and (b) which is fully recoverable by either Borrower out of sums that are both required and expected to be paid to either Borrower in the ordinary course of its servicing of the Serviced Loans under such Servicing Contract, on a first priority of (reimbursement) payment basis and on a pool level basis.

“Taxes” shall have the meaning set forth in Section 6.2(a) hereof.

“Termination Date” shall mean the earlier of (i) October 30, 2007 and (ii) the date the Repurchase Agreement is terminated, cancelled or otherwise is no longer in full force and effect..

“Termination Event” shall have the meaning set forth in Section 9.2.

“Underwriting Guidelines” shall have the meaning set forth in the Repurchase Agreement.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Valuation Agent” shall mean an independent appraiser or broker that is (i) nationally known as an expert in valuing Servicing Rights and (ii) acceptable to the Administrative Agent.

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Section 2.	Loans.

2.1          Commitments. (a)  Subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred, each Lender severally agrees to make Loans to each Borrower in the aggregate amount at any one time outstanding up to but not exceeding the lesser of (i) such Lender’s Commitment and (ii) the Available Commitment Amount. Amounts borrowed pursuant to this  2.1(a) may be repaid and reborrowed during the Commitment Period. The Lenders’ respective Commitments are set forth on Schedule 1 hereof. The fractions to be applied to determine the respective Funding Shares of the Lenders are the fractions of each Loan set forth on Schedule 2. Each Lender shall be obligated to fund only that Lender’s own Funding Share(s) of any Loan requested, and no Lender shall be obligated to each Borrower or any other Lender to fund a greater share of any Loan.

(b)          No Lender shall be excused from funding its applicable Funding Share(s) of any Loan merely because any other Lender has failed or refused to fund its relevant Funding Share(s) of that or any other Loan. If any Lender fails to fund its Funding Share(s) of any Loan (a “Declining Lender”), (i) the Administrative Agent as a Lender (in its sole and absolute discretion) may choose to fund the Funding Share(s) of the Declining Lender, or (ii) the Administrative Agent as a Lender and/or one or more of the other Lenders who are willing to do so shall have the right (but no obligation) to fund the Declining Lender’s Funding Share(s) in the proportion that the Commitment of each bears to the sum of the Commitments of all Lenders that have funded (or are funding) their own Funding Shares of that Loan.

(c)          Regardless of whether the other Lenders fund the Funding Share(s) of the Declining Lender, the respective ownership interests of the Lenders in the Loan shall be adjusted Pro Rata as described in the definition thereof.

(d)          Should the Administrative Agent as a Lender fund the Declining Lender’s Funding Share of any Loan, then the Declining Lender shall have the obligation to the Administrative Agent, the Borrowers and the other Lenders under this Agreement to deliver such amount to the Administrative Agent in collected funds on the next Business Day.

(e)          Notwithstanding that multiple Lenders are making Loans in the amount of their respective Funding Shares of the Loans under this Agreement, all Loans shall be deemed a single Loan and all of the Collateral shall be security for all of the Obligations thereunder.

2.2	Reserved.

2.3          Notes. Each Borrower shall execute and deliver to each Lender on the Closing Date a Note or Notes to evidence such Lender’s Loans in a face principal amount equal to that Lender’s Commitment as of the Closing Date.

2.4          Procedures for Borrowing. (a)  The Borrowers may borrow under this Agreement during the Commitment Period on any Business Day; provided, that the Borrowers shall have given the Administrative Agent notice (each, a “Request for Borrowing”), which notice (i) shall be substantially in the form of Exhibit A, (ii) shall be signed by an Authorized Representative of the Borrowers and be received by the Administrative Agent prior to 10:00 a.m. (Central time) on the requested Borrowing Date, (iii) shall specify (A) whether the Loan is a

USActive 5675666.14	-21-

Servicing Rights Loan or a Servicing Receivables Loan (and specifying the related Assets); (B) the dollar amount of the Loan requested and (C) the Collateral Value of Assets and the amount of the Loans (including the requested Loans) outstanding and (iv) shall be accompanied by an Asset Schedule including the information required therein.

(b)          Upon the Administrative Agent’s receipt of the Request for Borrowing, the Administrative Agent will provide notice (either electronic or via fax) to each Lender by 2:00 p.m. (Central time) of such Lender’s Pro Rata share thereof. Each Lender shall wire their Pro Rata share to the Administrative Agent via a federal funds wire transfer to the following account within two hours of notice thereof or 4:00 p.m. (Central time) whichever is earlier:

JPMorgan Chase Bank, N.A.

ABA: 021-0000-21

Attention: Mortgage Banking Warehouse Services-- Wanda Carr

Phone: 713-427-6391

For Credit To: HomeBanc Mortgage Corporation and HomeBanc Corp.

Account Number: 00100381681

JPMorgan Chase Real Estate Wire Transfer Clearing Account

(c)          Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Loans available to each Borrower on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the Payment Account.

(d)          If either Borrower fails to meet the conditions precedent set forth in Section 5.2 after it makes a Request for Borrowing and before the applicable Loan is made or if either Borrower repays, in whole or in part, a Loan on any day which is not the last day of the applicable LIBOR Period for such Loan, the Borrowers shall indemnify the Administrative Agent for the benefit of the Lenders and hold the Administrative Agent and Lenders harmless from any out-of-pocket losses, costs and/or expenses which the Administrative Agent or any Lender sustains or incurs arising from the reemployment of funds obtained by the Administrative Agent or any Lender hereunder or from fees payable to terminate the deposits from which such funds were obtained, in each case for the remainder of the applicable period (“Breakage Costs”). The Administrative Agent shall deliver to the Borrowers a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the Administrative Agent to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon each Borrower, absent manifest error.

Section 3.	Payments, Fees, Accounts.

3.1          Interest. On each Payment Date the Borrowers shall pay to Administrative Agent for the benefit of the Lenders the accrued and unpaid interest on the Loans (each such payment, an “Interest Payment”). Interest shall accrue each day on the unpaid principal amount of the Loans at a rate per annum equal to the Interest Rate based on a 360 day year for the actual days elapsed. Notwithstanding the preceding sentence, if the Borrowers fail to make all or part

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of the Interest Payment by 4:00 p.m. (Central time) on any Payment Date or the date which is two (2) Business Days after receipt of notice of such Interest Payment, whichever is earlier, the Interest Rate shall be equal to the Post-Default Rate until the Interest Payment is received in full by Administrative Agent.

3.2          Principal. The outstanding principal amount of the Loans shall be due and payable in full without notice or demand on the Maturity Date. Each Borrower agrees to make such monthly payments of principal and interest to the Administrative Agent for Pro Rata distribution to the Lenders and application to the Obligations, in accordance with the other provisions of this Agreement. On the twenty-fifth (25th) day of each calendar month before the Maturity Date, the Borrowers shall pay to the Administrative Agent, as a mandatory principal prepayment for Pro Rata distribution to the Lenders and application to the Obligations in accordance with the other provisions of this Agreement, an amount equal to the lesser of (i) the aggregate amounts collected by the Servicer in respect of the Servicing Receivables for the prior calendar month or (ii) the then-outstanding principal balance of all Servicing Receivables Loans.

3.3          Prepayments. The Borrowers shall have the right to prepay the outstanding Loans in whole or in part, from time to time and subject to Section 2.4(d) hereof without premium or penalty. Unless otherwise specified by the Borrowers, all prepayments shall be applied to Servicing Rights Loans first.

3.4          Fees. The Borrowers shall pay the Facility Fee and Administrative Fee in accordance with the terms of the Repurchase Agreement without giving effect to any termination thereof.

3.5          Payment Account. Except as otherwise provided herein, all payments under this Agreement, on the Notes and under the Loan Documents shall be paid to the Administrative Agent for deposit in the Payment Account which shall be at all times maintained with JPMorgan. The Payment Account shall at all times be part of the Collateral and subject to set-off by Administrative Agent for Pro Rata distribution to the Lenders.

3.6          General Provisions Regarding Payments. All payments by either Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 4:00 p.m. (Central time) on the date due by wire transfer to the Payment Account.

(a)          Any payment in respect of any Loan on a date when interest is due and payable with respect to such Loan shall be applied to the payment of interest before application to principal.

(b)          Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(c)          If and to the extent any payment is not made when due under this Agreement, any Note or any of the other Loan Documents, each Borrower authorizes

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Administrative Agent and each Lender (for the Pro Rata account and benefit of all of the Lenders) then or at any time thereafter to charge any amounts so due and unpaid against any or all of either Borrower’s accounts with Administrative Agent or any of the Lenders; provided, such right to charge either Borrower’s accounts shall not apply to any escrow, trust or other deposit accounts designated as being held by either Borrower on behalf of third party owners of the escrowed funds other than Affiliates of either Borrower. Administrative Agent agrees to use reasonable efforts to promptly advise the Borrowers prior to any charge made pursuant to this Section, but its failure to do so will not affect the validity or collectibility of such charge.

(d)          Any payment received after 1:00 p.m. (Central time) shall be deemed to have been received by Administrative Agent on the next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 9.1(a).

(e)          If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 9.1, all payments or proceeds received by Administrative Agent hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 10.13.

3.7          Pro Rata Distribution. All payments received by the Administrative Agent from the Borrowers pursuant to this Agreement shall be distributed by the Administrative Agent to the Lenders Pro Rata in accordance with their respective ownership interests in the Loans. Such distributions from the Administrative Agent to each Lender shall be made by initiating a federal wire transfer by 3:00 p.m. (Central time) on the Business Day when such funds are received in immediately available funds directly to the Lenders or to such account at another financial institution as is designated from time to time by the Lenders in writing and shall be made on the same Business Day received by the Administrative Agent.

3.8	[Reserved]

3.9          Use of Proceeds. The proceeds of the Loans shall be used exclusively by the Borrowers to finance the Assets.

3.10       Recourse. Notwithstanding anything else contrary contained or implied herein or in any other Loan Document, each Lender shall have full, unlimited recourse against each Borrower and its assets in order to satisfy the Obligations.

Section 4.	Borrowing Base Deficiencies.

4.1          Collateral Values. (a)  If, at any time the aggregate outstanding principal balance of all Loans exceeds the aggregate outstanding Collateral Value of all Eligible Collateral in effect at such time, as determined by the Administrative Agent in its sole good faith discretion (the “Borrowing Base Deficiency”), then the Administrative Agent may by notice to the Borrowers (as such notice is more particularly set forth below, a “Mark-to-Market”), require the Borrowers to transfer to the Administrative Agent for the benefit of Lenders cash or Eligible Collateral (“Additional Eligible Collateral”) so that the aggregate Collateral Value of the Eligible Collateral, as applicable, including any such Additional Eligible Collateral, will thereupon equal

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or exceed the aggregate outstanding principal balance of all Loans. If Administrative Agent delivers a Mark-to-Market to the Borrowers on or prior to 10:00 a.m. (Central time) on any Business Day, then the Borrowers shall transfer cash or Additional Eligible Assets to Administrative Agent for the benefit of Lenders no later than 1:00 p.m. (Central time) that day. In the event the Administrative Agent delivers a Mark-to-Market to the Borrowers after 10:00 a.m. (Central time) on any Business Day, the Borrowers shall be required to transfer cash or Additional Eligible Assets no later than 1:00 p.m. (Central time) on the subsequent Business Day.

(b)          Administrative Agent’s election, in its sole and absolute discretion, not to make a Mark-to-Market at any time there is a Borrowing Base Deficiency shall not in any way limit or impair its right to make a Mark-to-Market at any time a Borrowing Base Deficiency exists.

(c)          Any cash transferred to the Administrative Agent pursuant to Section 4.1(a) above shall be credited to the outstanding principal balance of the applicable Loans.

(d)          On any day, the aggregate outstanding principal amount of Loans under this Agreement shall in no event exceed the lesser of (i) the Maximum Loan Amount and (ii) the Maximum Purchase Price minus the outstanding Purchase Price under the Repurchase Agreement. The Borrowers shall, if notice that the aggregate outstanding principal balance of all Loans exceeds the lesser of the foregoing clauses (i) or (ii); (a) is given on before 10:00 a.m. (Central time), by 1:00 p.m. (Central time) on that same Business Day or (b) is given after 10:00 a.m. (Central time), by 11:00 a.m. (Central time) on the next Business Day, in each case, prepay the Loans in whole or in part to the Administrative Agent for the benefit of Lenders such that after giving effect to such prepayment the aggregate outstanding principal amount of the Loans does not exceed the lesser of (i) the Maximum Loan Amount and (ii) the Maximum Purchase Price minus the outstanding Purchase Price under the Repurchase Agreement.

Section 5.	Conditions Precedent.

5.1          Initial Loan. Each Lender’s obligation to make the initial Loan hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the condition precedent that Administrative Agent shall have received from the Borrowers any fees and expenses payable hereunder and all of the following documents, each of which shall be satisfactory to Administrative Agent, Lenders and their counsel in form and substance:

(a)          Loan Documents. The Loan Documents shall be duly executed by the parties thereto and delivered to the Administrative Agent;

(b)          Opinions of Counsel. An opinion or opinions of outside counsel to the Borrowers, substantially in the form of Exhibit E or such other form reasonably acceptable to the Administrative Agent;

(c)          Organizational Documents. A certificate of corporate existence of each Borrower delivered to Administrative Agent prior to the Closing Date (or if unavailable, as soon as available thereafter) and an officer’s certificate substantially in the form of Exhibit F to the

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Repurchase Agreement or such other form reasonably acceptable to the Administrative Agent including certified copies of their articles of incorporation, by-laws, resolutions and incumbency (or equivalent documents) of each Borrower and of all corporate or other authority for each Borrower with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by each Borrower from time to time in connection herewith;

(d)          Security Interest. Evidence that all other actions necessary or, in the opinion of Administrative Agent, desirable to perfect and protect Administrative Agent’s interest in the Assets and other Collateral have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1;

(e)          Insurance. Evidence that each Borrower has added Administrative Agent as agent for the Lenders as an additional loss payee under their Fidelity Insurance and copies thereof; and

(f)           Other Documents. Such other documents as Administrative Agent may reasonably request, in form and substance reasonably acceptable to Administrative Agent.

5.2          Conditions to Each Loan. The obligation of each Lender to make any Loan on any Borrowing Date, including the Closing Date, are subject to the satisfaction of the following conditions precedent:

(a)          No Termination Event, Default or Event of Default shall have occurred and be continuing under the Loan Documents;

(b)          Both immediately prior to the making of the Loan and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Borrower in Section 7 hereof, shall be true, correct and complete in all material respects on and as of such Borrowing Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(c)          The amount requested in the Request for Borrowing does not exceed the Available Loan Amount;

(d)          After giving effect to the requested Loan, the Collateral Value of all Eligible Collateral is not less than the Loans;

(e)          Subject to the Administrative Agent’s and each Lender’s right to perform one or more Due Diligence Reviews pursuant to Section 27 hereof, the Administrative Agent and each Lender shall have completed its due diligence review of the Assets, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Assets as the Administrative Agent and each Lender in its sole discretion deems appropriate to review and such review shall be satisfactory to the Administrative Agent and each Lender in its sole discretion;

(f)           Upon request, the Administrative Agent shall have received from outside counsel to the Borrowers an updated favorable opinion or opinions, in form and substance

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satisfactory to the Administrative Agent, covering and updating such matters that were originally addressed in the initial opinion issued and which the Administrative Agent in good faith deems appropriate to update;

(g)          The Administrative Agent shall have received (i) all fees under the Repurchase Agreement and (ii) all fees and expenses of counsel to the Administrative Agent as contemplated by Sections 14(b) and 27 which amount, at the Administrative Agent’s option, may be withheld from any amounts hereunder;

(h)          Each Request for Borrowing delivered by either Borrower hereunder shall constitute a certification by the Borrowers that all the conditions set forth in this Section 5.2 (other than clause (j) below) have been satisfied (both as of the date of such notice or request and as of the date of such purchase);

(i)           The Borrower requesting the related Servicing Rights Loan has delivered a copy of the related purchase and sale agreement prior to the date of such Servicing Rights Loan, unless such time shall have been extended by the Administrative Agent in its sole discretion upon request by the Borrowers;

(j)           The Administrative Agent shall have received the applicable Servicing Contract relating to any Asset, in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion and any amendment or modification related thereto;

(k)          No Lender shall be obligated to fund a Servicing Receivables Loan until the related Servicing Contract has been approved by the Administrative Agent in its sole discretion; and

(l)           The Borrowers shall have selected the LIBOR Period for any portion of the Loans that bear (or, absent such selection, would bear) interest at the Daily Reset LIBOR Rate, as follows; provided that the Borrowers may not have more than eight (8) LIBOR Periods with respect to outstanding Loans at any given time:

(A)         In order to select the LIBOR Period, the Borrowers shall give Administrative Agent telephonic notice not later than 10:00 a.m. two (2) Business Days prior to the first day of the LIBOR Period being selected, specifying:

(1)          the Business Day when the selection is to become effective; and

(2)          the principal amount of the Loans for which the selection is being made;

(B)         Borrowers shall confirm the telephonic notice in writing by not later than the close of business on the same day, by forwarding to Administrative Agent a completed and signed LIBOR Period Selection Confirmation in the form of Exhibit J. Confirmation shall be made by telecopy and an original signed by an Authorized Representative shall be mailed the same day.

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Section 6.	Requirements of Law and Taxes.

6.1          Requirements of Law. (a)  If any Requirement of Law (other than with respect to any amendment made to any Lender’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)      shall subject any Lender to any Tax or increased Tax of any kind whatsoever with respect to this Agreement or any Loan or change the basis of taxation of payments to such Lender in respect thereof;

(ii)     shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of any Lender which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii)	shall impose on any Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of entering, continuing, committing to make or maintaining any Loan or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender such additional amount or amounts as calculated by such Lender in good faith as will compensate such Lender for such increased cost or reduced amount receivable equal to such increased costs or additional amounts reasonably determined by such Lender.

(b)          If any Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to such Lender’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed in good faith by such Lender to be material, then from time to time, the Borrowers shall promptly pay to such Lender such additional amount or amounts, as calculated by Lender in good faith, will compensate such Lender for such reduction.

(c)          If any Lender becomes entitled to claim any additional amounts pursuant to this Section 6.1, Administrative Agent shall notify the Borrowers of the event by reason of which it has become so entitled, however, the Borrowers shall not be required to pay any such amounts accruing more than two (2) years prior to the date of any request for payment. A

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certificate as to any additional amounts payable pursuant to this Section 6.1 submitted by such Lender shall be conclusive in the absence of manifest error.

6.2          Taxes. (a) Any and all payments by each Borrower under or in respect of this Agreement or any other Loan Documents to which each Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If either Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to any Lender, (i) such Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) such Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by such Borrower shall be increased as may be necessary so that after such Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 6.2) such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of a Lender, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Lender is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b)          In addition, each Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c)          The Borrowers will indemnify each Lender for, and hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 6.2 imposed on or paid by such Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Borrowers provided for in this Section 6.2(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Borrowers under the indemnity set forth in this Section 6.2(c) shall be paid within ten (10) days from the date on which the Administrative Agent makes written demand therefor on behalf of such Lender.

(d)	Reserved.

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(e)          Each Lender (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”) shall deliver or cause to be delivered to the Borrowers the following properly completed and duly executed documents:

(i)      in the case of a Non-Exempt Lender that is not a United States person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which such Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)    in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit H (a “Section 6.2 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii)   in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv)   in the case of a Non-Exempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 6.2 Certificate; or

(v)     in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 6.2 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (i), (ii), (iii), (iv), (vi), (vii) and/or this clause (v) with respect to each such beneficial owner if such beneficial owner were such Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of the Borrowers, provided, however, that

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such Lender shall be provided an opportunity to establish such compliance as reasonable; or

(vi)   in the case of a Non-Exempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 6.2(e) with respect to its beneficial owner if such beneficial owner were such Lender; or

(vii)  in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 6.2 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were such Lender.

If the forms referred to above in this Section 6.2(e) that are provided by a Lender at the time such Lender first becomes a party to this Agreement or, with respect to a grant of a participation, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Agreement, Lender transferor was entitled to indemnification or additional amounts under this Section 6.2, then such Lender assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that such Lender transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and such Lender assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f)           For any period with respect to which such Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in subsection (e) of this Section 6.2 (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under subsection (e) of this Section 6.2, or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Lender to deliver such form, certificate or other document), such Lender shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 6.2 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as the Administrative Agent shall reasonably request on behalf of such Lender, to assist such Lender in recovering such Non-Excluded Taxes.

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(g)          Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 6.2 shall survive the termination of this Agreement in accordance with the applicable statute of limitations. Nothing contained in this Section 6.2 shall require such Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

Section 7.          Representations and Warranties. Each Borrower represents and warrants, to the Administrative Agent and the Lenders that as of each Borrowing Date and as of the date of this Agreement and at all times while the Loan Documents are in full force and effect and any Loans are outstanding hereunder:

7.1          Incorporation By Reference. The representations and warranties set forth in Section 11 of the Repurchase Agreement (without giving effect to any termination thereof) and all defined terms used therein as in effect on the date hereof are hereby incorporated herein by reference with the same force and effect as though made by the Borrowers hereunder. Notwithstanding any subsequent termination or other circumstance which would cause the Repurchase Agreement to no longer be in effect or binding upon the parties, no amendment to any representation or warranty in Section 11 of the Repurchase Agreement or to any defined term used therein shall be deemed amended hereunder unless consented to as required under Section 12 hereof; provided that for these purposes the following defined terms used in Section 11 of the Repurchase Agreement shall have the meaning set forth below:

(a)	Seller shall mean Borrower;
(b)	Buyer shall mean Lender;

(c)          Administrative Agent shall mean the Administrative Agent as defined herein;

(d)	Purchase Date shall mean Borrowing Date;
(e)	Purchased Mortgage Loan shall mean Asset;
(f)	Repurchase Agreement shall mean this Agreement;
(g)	Repurchase Document shall mean Loan Document;
(h)	Mortgage Loan Schedule shall mean Asset Schedule;
(i)	Mortgage Loan shall mean Asset;
(j)	Repurchase Assets shall mean Collateral;
(k)	Transaction shall mean a borrowing of a Loan; and

(l)           provided further that any representation or warranty in Section 11 of the Repurchase Agreement regarding Underwriting Guidelines or HELOC provisions shall not apply hereto.

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7.2          Servicing Contracts. Each Servicing Contract related to any Asset has been identified to, reviewed and approved by the Administrative Agent for purposes of financing either Borrower’s acquisition or retention of Eligible Servicing Rights hereunder.

Section 8.           Covenants. Each Borrower covenants to the Administrative Agent and the Lenders that as of each Borrowing Date and as of the date of this Agreement and at all times while the Loan Documents are in full force and effect and any Loans are outstanding hereunder:

8.1          Incorporation By Reference. The covenants set forth in Section 12 of the Repurchase Agreement (without giving effect to any termination thereof) and all defined terms used therein as in effect on the date hereof are hereby incorporated herein by reference with the same force and effect as though made by the Borrowers hereunder. Notwithstanding any subsequent termination or other circumstance which would cause the Repurchase Agreement to no longer be in effect or binding upon the parties, no amendment to any covenant in Section 12 of the Repurchase Agreement or to any defined term used therein shall be deemed amended hereunder unless consented to as required under Section 12 hereof; provided that for these purposes the following defined terms used in Section 12 of the Repurchase Agreement shall have the meaning set forth below:

(a)	Seller shall mean Borrower;
(b)	Buyer shall mean Lender;

(c)          Administrative Agent shall mean the Administrative Agent as defined herein;

(d)	Purchase Date shall mean Borrowing Date;
(e)	Purchased Mortgage Loan shall mean Asset;
(f)	Repurchase Agreement shall mean this Agreement;
(g)	Repurchase Document shall mean Loan Document;
(h)	Mortgage Loan Schedule shall mean Asset Schedule;
(i)	Mortgage Loan shall mean Asset;
(j)	Repurchase Assets shall mean Collateral;
(k)	Eligible Mortgage Loan shall mean Eligible Collateral;
(l)	Transaction shall mean a borrowing of a Loan; and

(m)         provided further that any covenant in Section 12 of the Repurchase Agreement regarding Underwriting Guidelines or HELOC provisions shall not apply hereto.

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8.2          Pay Notes. The Borrowers will pay or cause to be paid when due the principal, interest and all other amounts due or hereafter owing under this Agreement, the Notes and the other Loan Documents

8.3          Notice of Proceedings or Adverse Change. In addition to those notices set forth in Section 12(c)(iv) of the Repurchase Agreement, the Borrowers shall give notice to the Administrative Agent immediately after a responsible officer of the Borrowers has any knowledge of:

(a)          the transfer or loss of any Servicing Contract that relates to any Asset, and the reason for such transfer or loss, if known to the Borrowers; provided that no such notice to the Administrative Agent shall be required in respect of a transfer of any Servicing Contract that does not result in a reduction to the Collateral Value of any Asset.

8.4          Other Reporting. In addition to those reports set forth in Section 12(e) of the Repurchase Agreement, the Borrowers shall furnish to Administrative Agent for the benefit of Lenders:

(i)      Monthly, a report of all Servicer Advances made and outstanding categorized as T&I Advances, Enforcement Advances and P&I Advances and the aging period with respect thereof.

(ii)     Monthly, a delinquent mortgage loan report summarizing (or upon request of the Administrative Agent, detailing) Serviced Loans (i) in default for thirty (30) days or more and categorized by age of delinquency for thirty (30), sixty (60) and ninety (90) or more days, (ii) in foreclosure, or (iii) in bankruptcy.

(iii)	Quarterly, a current written Servicing Rights Value.
(iv)	Upon request, a current Asset Schedule.

8.5          Fannie Mae and Freddie Mac. The pledge of each Borrower’s right, title and interest in Servicing Rights under Servicing Contracts (a) with Fannie Mae only secure each Borrower’s debt to the Lenders in accordance with the provisions of Section 10.3 hereof and (b) with Freddie Mac only secure each Borrower’s debt to the Lenders in accordance with the provisions of Section 10.5 hereof.

8.6          Servicing Contracts. Each Borrower will not (a) enter into any Servicing Contract for the servicing of any Assets that has not been reviewed and approved in writing by the Administrative Agent, which approval the Administrative Agent agrees not to unreasonably withhold, condition or delay or (b) approve or acquiesce in any transfer of servicing of any Assets to a Servicer, or pursuant to a Servicing Contract, that has not been approved by the Administrative Agent, which approval the Administrative Agent agrees not to unreasonably withhold, condition or delay or (c) pledge or grant any security interest in any Servicing Contract related to an Asset to any Person other than the Administrative Agent for the benefit of the Lenders.

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8.7          Servicing Practices. Borrowers shall not change their servicing policies or procedures in effect on the date hereof to the extent that such changes are inconsistent with the applicable Servicing Contract or contrary to the Mortgage Bankers Association of America’s Uniform Single Audit Program for Mortgage Bankers.

8.8          Onsite Operational Audits. Borrowers shall permit the Administrative Agent to arrange for a third party selected by the Administrative Agent to conduct an onsite operational audit of the Borrowers’ books and records pertaining to the Servicing Receivables and the Eligible Collateral twice per calendar year during normal business hours and in a manner that does not unreasonably interfere with the Borrowers’ conduct of their business; provided that the Administrative Agent reserves the right to conduct interim audits at any time or to arrange for such audits at any other time the Administrative Agent reasonably deems necessary.

Section 9.	Events of Default; Termination Event.

9.1          Events of Default. If any of the following events (each an “Event of Default”) occur, the Administrative Agent, for the benefit of the Lenders, shall have the rights set forth in Section 10.11, as applicable:

(a)          Payment Failure. Either Borrower shall default under this Agreement in the payment of (i) a Mark-to-Market; (ii) any Interest Payment or principal payment or Facility Fee which has become due, on a Payment Date or a Maturity Date or otherwise, whether by acceleration or otherwise, under the terms hereof or (iii) Expenses, Obligations or any other sum, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise;

(b)          Breach of Financial Representation or Covenant. The failure of the Borrowers to perform, comply with or observe any term, covenant or agreement applicable to each Borrower contained in Sections 12(a), (i), (j), (k), (r), (s), (t), (u), (v), (w), (x), (z), (aa) or (dd) of the Repurchase Agreement as incorporated by reference in Section 8 hereof; or

(c)          Breach of Non-Financial Representation. Any representation, warranty or certification made or deemed made herein or in any other Loan Document by the Borrowers or any certificate furnished to the Administrative Agent pursuant to the provisions hereof or thereof or any information with respect to the Assets furnished in writing by on behalf of the Borrowers shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 4, which shall be considered solely for the purpose of determining the Collateral Value of the Assets; unless (i) the Borrowers shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Administrative Agent in its sole discretion to be materially false or misleading on a regular basis); or

(d)          Breach or other Covenant. Either Borrower, as applicable, shall fail to observe or perform any other covenant or agreement contained in this Agreement (and not identified in clause (b) of Section 9.1) or any other Loan Document, and if such default shall be

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capable of being remedied, such failure to observe or perform shall continue unremedied for a period of 30 days; or

(e)          Judgment. Any money judgment, writ or warrant of attachment or similar process involving (i) any Borrower in excess of $5,000,000 in the aggregate or (ii) any Borrower in excess of $5,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), shall be entered or filed against either Borrower or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(f)           Insolvency. An Event of Insolvency shall have occurred with respect to either Borrower; or

(g)          Enforceability. (i) Any Loan Document shall for whatever reason be terminated or cease to be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or (ii) any Lien granted pursuant thereto shall fail to be perfected and of first priority, or (iii) any Person (other than the Administrative Agent for the benefit of the Lenders) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto which has not been dismissed or otherwise addressed in a manner acceptable to the Administrative Agent or otherwise waived as an Event of Default by the Administrative Agent (subject to the Lenders’ approval hereunder within three (3) Business Days of the date such Lien was first contested, or (iv) any party thereto (other than the Administrative Agent for the benefit of the Lenders) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

(h)          Cross-Default. The Borrowers, or any of their Affiliates shall be in default under (i) the Repurchase Agreement, or (ii) any Indebtedness, in excess of $5,000,000 individually or in the aggregate, of Borrowers or of any of their Affiliates which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (iii) any other contract, in excess of $5,000,000 individually or in the aggregate, to which each Borrower or any of their Affiliates is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract; or

(i)	Reserved; or

(j)           Going Concern. Either Borrower’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of either Borrower as a “going concern” or reference of similar import; or

(k)          Change in Control. A Change in Control shall have occurred unless the Administrative Agent consents in writing (subject to the Lenders’ approval as contemplated hereunder); or

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(l)           Inability to Perform. An officer of either Borrower shall admit its inability to, or its intention not to, perform any of either Borrower’s Obligations hereunder or under any other Loan Document; or

(m)         Servicing Rights. Either Borrower’s rights to service Mortgage Loans, in the aggregate, under one or more Servicing Contracts the value of which rights, in the aggregate, to each Borrower (as reasonably estimated by the Administrative Agent) equals or exceeds ten percent (10%) or more of either Borrower’s portfolio of Servicing Rights shall be terminated for cause (i.e., on account of act(s) or omission(s) by either Borrower; or

(n)	Reserved; or

(o)          REIT Status. The failure of HB Corp. to at any time continue to be (i) qualified as and “publicly traded” as a real estate investment trust as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year, or the entering into by HB Corp. of any material “prohibited transactions” as defined in Sections 857(b)(6) of the Code unless approved in writing by the Administrative Agent (subject to the Lenders’ approval hereunder); or

Upon the occurrence of any Event of Default described in Section 9.1(f) automatically, and upon the occurrence and continuance of any other Event of Default, at the request of (or with the consent of) Majority Lenders and upon notice to the Borrowers by Administrative Agent: (A) the Commitments shall immediately terminate; (B) the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other Obligations under this Agreement and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower and (C) Administrative Agent may exercise any and all of its rights and remedies under applicable law (including the UCC) or at equity, hereunder and under the other Loan Documents.

9.2	Termination Event

(a)          If the following event (a “Termination Event”) occurs, the Administrative Agent shall have the rights set forth in Section 9.2(b):

(i)      any Material Adverse Effect shall occur, in each case as determined by the Administrative Agent in its sole good faith determination, or any other condition shall exist which, in the Administrative Agent’s sole good faith determination, constitutes a material impairment of any Borrower’s ability to perform its obligations under this Repurchase Agreement or any other Repurchase Document.

(b)          Upon the occurrence of a Termination Event, the Administrative Agent may in its sole discretion, immediately terminate the Commitments. The Borrowers shall repay any Loans outstanding hereunder within 30 days following receipt of a request therefor from the Administrative Agent following the occurrence of a Termination Event.

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Section 10.	Security Agreement.

10.1       Collateral; Security Interest. (a)  All of each Borrower’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i)	all Assets;
(ii)	all Servicing Rights owned by either Borrower from time to time;

(iii)   all Servicing Receivables that are (i) related to any Servicing Contract or any Asset identified on a loan by loan or pool basis on any Asset Schedule or (ii) identified on any Asset Schedule whether on a loan by loan or pool basis or otherwise;

(iv)    the Servicing Contracts listed on any Asset Schedule and any other Servicing Contract related to the Assets;

(v)	all records, instruments or other documentation evidencing any Asset;

(vi)    all “general intangibles”, “accounts”, “chattel paper”, “securities accounts”, “investment property”, “deposit accounts” and “money” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing (including, without limitation, in the case of Servicing Rights related to the Assets, all of each Borrower’s rights, title and interest in and under the related Servicing Contracts);

(vii)  any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing;

(viii)               the Payment Account and all monies from time to time on deposit therein; and

(ix)    any and all replacements, substitutions or distributions on, and all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

(b)          Each Borrower hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral to Administrative Agent for the benefit of the Lenders to secure the Obligations including, without limitation, the repayment of principal of and interest on all Loans and all other amounts owing to the Lenders hereunder, under the Notes and under the other Loan Documents and all other amounts owing by each Borrower to any Lender. Each Borrower agrees to mark its computer records and tapes to evidence the interests granted to Administrative Agent.

(c)          The Administrative Agent and the Borrowers hereby agree that in order to further secure the Borrowers’ Obligations hereunder, each Borrower hereby grants to the Administrative Agent for the benefit of the Lenders a security interest in (i) as of the date hereof, the Borrowers’ rights (but not its obligations) under the Repurchase Documents including without limitation any rights to receive payments thereunder or any rights to collateral

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thereunder whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Rights”) and (ii) as of the Repurchase Document Termination, all collateral however defined or described under the Repurchase Documents to the extent not otherwise included under the definitions of Collateral or Repurchase Rights (such collateral, “Additional Collateral”). As of the Repurchase Document Termination (as defined below), all Additional Collateral shall be deemed to be part of Collateral. For the avoidance of doubt, the Repurchase Rights shall be deemed to be part of the Collateral as of the date hereof. The Borrowers shall deliver an irrevocable instruction to the administrative agent under the Repurchase Documents that upon receipt of notice of an Event of Default under this Agreement, the administrative agent thereunder is authorized and instructed to remit to the Administrative Agent hereunder directly any amounts otherwise payable to either Borrower and to deliver to the Administrative Agent all collateral otherwise deliverable to the Borrowers. In furtherance of the foregoing, such notice shall also require, upon repayment of the outstanding Purchase Price under the Repurchase Agreement and termination of all obligations of the Administrative Agent and Buyers thereunder or other termination of the Repurchase Documents following repayment of all obligations thereunder (each a “Repurchase Document Termination”), that the Repurchase Document administrative agent deliver to the Administrative Agent hereunder any collateral then in its possession or control.

(d)          The security interest granted by the Borrowers to the Administrative Agent for the benefit of the Lenders hereunder is for security only and does not subject the Administrative Agent or any Lender to any obligation or liability of the Borrowers with respect to or arising out of any of the Collateral.

10.2       Further Assurances. At any time and from time to time, upon the written request of Administrative Agent, and at the sole expense of the Borrowers, the Borrowers shall promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC in effect in any jurisdiction with respect to the Liens created hereby. Each Borrower also hereby authorizes Administrative Agent to file any such financing or continuation statement to the extent permitted by applicable law.

10.3       Limited Pledge of Fannie Mae Servicing. Notwithstanding anything to the contrary herein or any of the other Loan Documents, the pledge of the Borrowers’ right, title and interest in mortgage servicing rights under servicing contracts with Fannie Mae shall only secure the Borrowers’ debt to the Lenders incurred for the purposes of (a) purchasing additional Mortgage Loan servicing rights, (b) purchasing a mortgage banking company (including a management buyout of an existing mortgage banking company) or (c) securing a warehouse line of credit; provided, that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent Fannie Mae supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Contracts, Acknowledgment Agreements, or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof:

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The security interest created by this financing statement is subject and subordinate to all rights, powers, and prerogatives of Fannie Mae under and in connection with (i) the terms and conditions of that certain Acknowledgment Agreement, with respect to the security interest, by and between Fannie Mae, HomeBanc Mortgage Corporation and HomeBanc Corp. (each a “Debtor” and collectively the “Debtors”) and JP Morgan Chase Bank, N.A., as Administrative Agent for various Lenders under that certain Loan and Security Agreement dated as of November 17, 2006, (ii) the Mortgage Selling and Servicing Contract and all applicable Pool Purchase Contracts between Fannie Mae and the Debtors, and (iii) the Selling Guide, Servicing Guide, and other Guides, as each of such Guides is amended from time to time ((ii) and (iii) collectively, the “Fannie Mae Contract”), which rights, powers, and prerogatives include, without limitation, the right of Fannie Mae to terminate the Fannie Mae Contract with or without cause and the right to sell, or have transferred, the Servicing Rights as therein provided.

10.4	Reserved.

10.5       Limited Pledge of Freddie Mac Servicing. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the pledge of each Borrower’s right, title and interest in mortgage servicing rights under Servicing Contracts with Freddie Mac shall only secure the Borrowers’ indebtedness and obligations to Administrative Agent (as agent and representative of the Lenders) incurred for (i) the purposes of securing (a) a warehouse line of credit and used for one of the purposes set forth in clauses (b) through (e), (b) a loan whose proceeds have been or will be used to acquire rights in such Freddie Mac Servicing Contract in accordance with the provisions of the Freddie Mac Sellers’ and Servicers’ Guide, (c) a loan whose proceeds have been or will be used to acquire assets of, or stock issued by, the respective Borrowers, (d) a loan whose proceeds have been or will be used to purchase from another mortgage banking company the contract right to service Serviced Loans, or to purchase assets of, or stock issued by, such company, (e) a loan whose proceeds have been or will be used as working capital, or (ii) any other purpose which Freddie Mac, in its sole and absolute discretion, considers to be consistent with the purposes of its Acknowledgment Agreement to be executed among the Borrowers, the Administrative Agent and Freddie Mac, and accordingly permits; provided, that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent Freddie Mac supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Contracts, Acknowledgment Agreements or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; and provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof:

The security interest referred to in this financing statement is subject and subordinate in each and every respect (a) to all rights, powers and prerogatives of one or more of the following: the

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Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), the Government National Mortgage Association (“Ginnie Mae”) or such other investors that own mortgage loans, or which guaranty payments on securities based on and backed by pools of mortgage loans, identified on the exhibit(s) or schedule(s) attached to this financing statement (the “Investors”); and (b) to all claims of an Investor arising out of any and all defaults and outstanding obligations of the debtor to the Investor. Such rights, powers and prerogatives of the Investors may include, without limitation, one or more of the following: the right of an Investor to disqualify the debtor from participating in a mortgage selling or servicing program or a securities guaranty program with the Investor; the right to terminate contract rights of the debtor relating to such a mortgage selling or servicing program or securities guaranty program; and the right to transfer and sell all or any portion of such contract rights following the termination of those rights.

10.6       Acknowledgement Agreements. Notwithstanding any other provision hereof to the contrary, the Administrative Agent may elect, but shall not be obligated, to treat Assets which are Agency Servicing Rights as having zero Collateral Value until the date (which in no event shall be prior to the date that is sixty (60) days following the date hereof) on which an Acknowledgment Agreement covering such Assets has been executed and delivered by the Borrowers, the Administrative Agent and Fannie Mae, Freddie Mac or such other investor, as applicable.

10.7       Right of Redemption from Pledge. Provided no Event of Default has occurred and is continuing (provided, Administrative Agent may elect to allow redemption even if an uncured and unwaived Event of Default has occurred if Administrative Agent reasonably believes at that time that doing so would be in Lenders’ interest), the Borrowers may from time to time redeem one or more items of Collateral from pledge by either:

(a)          paying, or causing to be paid, to Administrative Agent for deposit in the Payment Account, for application to the outstanding balance of Loans and Pro Rata distribution to Lenders for their application to prepayment of the principal balances of the Notes, the Redemption Amount for the item(s) of Collateral to be released; or

(b)          delivering substitute Collateral that (x) is Eligible Collateral; (y) will increase the aggregate outstanding Collateral Value of all Eligible Collateral to a Collateral Value at least equal to the aggregate outstanding Loans and (z) is acceptable to the Administrative Agent;

after which, in either case, Administrative Agent shall release the redeemed Collateral to the Borrowers or their designee promptly upon written request made by either Borrower and at its cost, and the Borrowers shall promptly receipt, or shall cause its designee to promptly receipt, for such released Collateral in writing to Administrative Agent. Further, Administrative Agent shall execute UCC release(s) of such redeemed Collateral, or otherwise appropriately confirm such

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release in writing, prepared at the Borrowers’ expense if, when and in such form as the Borrowers, may reasonably request.

10.8       Acquittance. Acceptance by each Borrower of any Collateral delivered to it pursuant to any provision of this Agreement (whether or not the recipient issues a receipt for it) or shipping by Administrative Agent of Collateral in substantial compliance with shipping instructions given by the Borrowers or their designee shall be a complete and full acquittance for the Collateral so delivered or shipped, and Administrative Agent shall thereby be released and discharged from any and all liability or responsibility for it arising then or thereafter.

10.9       Administrative Agent’s Appointment Attorney-in-Fact. (a)  Each Borrower hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Borrower and in the name of such Borrower or in its own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Borrower hereby gives the Administrative Agent the power and right, on behalf of such Borrower, without assent by, but with notice to, the Borrowers, if an Event of Default shall have occurred and be continuing, to do the following:

(i)      in the name of such Borrower, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

(ii)     to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iii)   (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against such Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Administrative

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Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrowers’ expense, at any time, and from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Borrowers might do.

(b)          Each Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(c)          Each Borrower also authorizes the Administrative Agent, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 10.11 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(d)          The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s (for the benefit of Lenders) interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrowers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

10.10     Performance by Administrative Agent of Each Borrower’s Obligations. If either Borrower fails to perform or comply with any of their agreements contained in the Loan Documents and Administrative Agent may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, per annum, shall be payable by the Borrowers to Administrative Agent upon ten (10) days notice that such amounts are due and payable, unless an Event of Default shall have occurred and is continuing, in which case such amounts shall be due and payable on demand and, in either case, shall constitute Obligations.

10.11     Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Administrative Agent may seek the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of one or both of the Borrowers or any of Borrowers’ property. Without limiting the generality of the foregoing, if an Event of Default has occurred and is continuing, the Administrative Agent without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required under this Agreement or by law referred to below) to or upon the Borrowers or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith

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sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrowers, which right or equity is hereby waived or released. Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral. Each Borrower further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the Borrowers’ premises or elsewhere. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent hereunder, including without limitation reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Borrowers of any other amount required or permitted by any provision of law, including without limitation Section 9-615 of the Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to the Borrowers. To the extent permitted by applicable law, each Borrower waives all claims, damages and demands it may acquire against the Lenders or the Administrative Agent arising out of the exercise by the Administrative Agent of any of its rights hereunder, other than, in the case of the Administrative Agent, those claims, damages and demands arising from the gross negligence or willful misconduct of the Administrative Agent. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Borrowers shall remain liable for any deficiency (plus accrued interest thereon at the Post-Default Rate, per annum,) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the reasonable fees and disbursements, of any attorneys employed by the Administrative Agent to collect such deficiency. In addition, the Borrowers shall be liable to the Administrative Agent and the Lenders for damages in an amount equal to the cost (including all fees, expenses, Breakage Costs and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default.

10.12     Limitation on Duties Regarding Preservation of Collateral. Administrative Agent’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Administrative Agent deals with similar property for its own account. Subject to the immediately preceding sentence, neither Administrative Agent nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of either Borrower or otherwise

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except for its or their own gross negligence or willful misconduct. Administrative Agent or Lenders may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the Lien and priority of any other Lien instrument included in the Collateral or the security intended to be afforded by it, including payment of delinquent taxes or assessments and insurance premiums, or to preserve or reinstate any hedging arrangements or mechanisms. All advances, charges, reasonable costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Administrative Agent or Lenders in exercising any right, power or remedy conferred by this Agreement or any of the other Loan Documents, or in its enforcement in each case after an Event of Default has occurred and is continuing, together with interest thereon, at the Interest Rate from the time of demand for its payment until ten (10) days thereafter, and at the Interest Rate plus 3%, per annum, from ten (10) days after demand until repaid, shall become a part of principal balance outstanding under the Notes (Pro Rata with the respective principal balances of the Notes at the time of expenditure) and shall be secured by all security for the Notes.

10.13     Application of Proceeds. The Administrative Agent agrees with the Lenders that the proceeds of any sale or other enforcement of Administrative Agent’s security interest in all or any part of the Collateral shall be applied by Administrative Agent:

first, to the payment of all costs and fees payable by the Borrowers to the Administrative Agent and the Lenders pursuant to this Agreement;

second, to the Administrative Agent for the benefit of Lenders in payment of any accrued and unpaid interest;

third, to the Administrative Agent for the benefit of Lenders in payment of any principal of the Loans that is due;

fourth, without limiting the rights of Administrative Agent under Section 4 of this Agreement, to the Administrative Agent to be applied as set forth in Section 4.1 hereof, in the amount of any unpaid Borrowing Base Deficiency; and

fifth, to the payment of the outstanding principal balances of the Loans, Pro Rata.

10.14     Powers Coupled with an Interest. All powers of attorney, authorizations and agencies herein contained are irrevocable until the later to occur of (x) the date on which the Obligations shall have been irrevocably paid in full and (y) the Termination Date and are powers coupled with an interest.

10.15     Release of Security Interest. Upon termination of this Agreement and repayment to Lenders of all Obligations and the performance of all obligations under the Loan Documents Administrative Agent shall release its security interest in any remaining Collateral.

Section 11.	The Lenders.

11.1       Lenders’ Cooperation. The Lenders agree to cooperate among themselves and with the Administrative Agent and from time to time upon the Administrative Agent’s request, to execute and deliver such papers as may be reasonably necessary to enable the

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Administrative Agent, to effectively administer and service the Assets and Loans in the manner contemplated by this Agreement and the Loan Documents.

11.2       Lenders’ Sharing Arrangement. (a)  Each of the Lenders agrees that if it should receive any amount (whether by voluntary payment, realization upon security, the exercise of the right of set-off, or otherwise) which is applicable to the payment of the principal of, or interest or fees on, any Loans, of an amount that with respect to the related sum or sums received (or receivable) by the other Lenders is in greater proportion than that Lender’s Pro Rata share of the Loans, then such Lender receiving such excess amount shall purchase from the other Lenders an interest in the Obligations of the Borrowers under this Agreement or any of the Loan Documents in such amount as shall result in a proportional participation by all of the Lenders in such excess amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery; and further provided that the provisions of this Section 11.2 shall not apply to the Administrative Fees under the Repurchase Agreement.

(b)          Each Lender acknowledges that they have rights to each Borrower’s rights (but not the obligations) under the Repurchase Agreement and have been granted a Lien thereon as additional security. Each Lender agrees for the sole benefit of the Buyers under the Repurchase Agreement that any rights under the Repurchase Agreement that are for the benefit of the Lenders under this Agreement shall be subordinate and junior to any rights of the Buyers thereunder.

11.3	Lenders’ Acknowledgement.

(a)          Each Lender other than JPMorgan hereby acknowledges that JPMorgan has made no representations or warranties with respect to the Loans or Collateral other than as expressly set forth in this Agreement and that JPMorgan shall have no responsibility (in its capacity as a Lender, the Administrative Agent, or in any other capacity or role) for:

(i)	the collectability of the Loans; or

(ii)     the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Collateral or any property at any time covered thereby; or

(iii)   any recital, statement, representation or warranty of the Borrowers or any of its Subsidiaries or Affiliates in this Agreement or in any other writing at any time furnished by or on behalf of the Borrowers or any of its Affiliates or Subsidiaries in connection with this Agreement, any of the other Loan Documents; or

(iv)    the legality, validity, enforceability, or any legal effect of any of the Loan Documents as against either Borrower, or any insurance, bond or similar device purportedly protecting any obligation to the Lenders or any Collateral; or

(v)     the financial condition of either Borrower or any of its Subsidiaries or Affiliates, the status, health or viability of any industry in which any of them is involved, the prospects for repayment of the Loans, or the effectiveness of any of the provisions of the Loan Documents (including the financial covenants, tests and hedging requirements)

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or any aspect of their implementation or administration at any time to reduce or control risks of any type, to produce returns, profits, yields or spreads or to reduce or control losses; or

(vi)    the truthfulness, accuracy or completeness of any information at any time supplied or to be supplied in connection with either Borrower or any of its Subsidiaries or Affiliates, or otherwise with respect to the Loans, any Collateral, or any source of equity or other financing for any of such companies, or whether any such information is current or meets the requirements of the Loan Documents; or

(vii)  any failure of either Borrower or any other obligor under this Agreement or any of the other Loan Documents to perform any of its obligations thereunder.

(b)          Each such Lender acknowledges and agrees that, independently and without reliance on the Administrative Agent or any other Lender, and based on the financial statements and other information furnished by each Borrower, its Subsidiaries and Affiliates, and such other documents and information as such Lender deems necessary or appropriate (all of which such Lender has obtained and reviewed to enable it to make the decision described in clause (i) below), such Lender:

(i)      has made its own complete analysis of the credit quality of the Borrowers and its Subsidiaries and the Loans and its documentation, and its own decision to make its Commitment and enter into this Agreement and the other Loan Documents; and

(ii)     will continue, until the Loans are paid in full and such Lender’s Commitment has terminated, to make its own credit analysis and its own decision to take or not to take any action in connection with the Loans, this Agreement and the other Loan Documents provided, that nothing contained in this clause shall be construed to release any Lender from its obligations hereunder or under the Agreement, each in accordance therewith; and

(iii)   will, until the Loans are paid in full and such Lender’s Commitment has terminated, rely solely on their own information on the Borrowers and will not rely on the Administrative Agent with respect to such information.

11.4       Replacement Lender. If any Lender becomes entitled to claim any additional amounts pursuant to Section 6.1(b) of this Agreement, the Lender shall promptly notify the Administrative Agent of the event by reason of which it has become so entitled. Provided that no Default or Event of Default has occurred and with the consent of the Majority Lenders, the Borrowers may seek to replace a Lender (a “Retiring Lender”) who claims compensation pursuant to Section 6.1(b) of this Agreement. The replacement of a Retiring Lender pursuant to this Section 11.4 shall be effective on the tenth (10th) Business Day following the date of a notice to the Retiring Lender and each other Lender through the Administrative Agent, subject to satisfaction of the following conditions:

(a)          A Retiring Lender shall assign all of its rights, obligations and liabilities under the Loan Documents to a Replacement Lender; provided that (i) the Retiring Lender shall have received the written consent of the Administrative Agent and each of the Borrowers (which

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consent shall not be unreasonably withheld or delayed provided, that the Borrowers’ consent shall not be required if (A) the Replacement Lender is a Lender; (B) the Replacement Lender is an Affiliate of a Lender; (C) the Replacement Lender is an Approved Fund or (D) an Event of Default has occurred and is continuing) and (ii) each such assignment shall be substantially in the form of Exhibit D, and with the Retiring Lender to have no further right or obligation with respect to the rights and obligations assigned to and assumed by the Replacement Lender. Upon such assignment, the Replacement Lender shall be a Lender for all purposes under this Agreement and the other Loan Documents, and the Commitments shall be adjusted appropriately;

(b)          the Replacement Lender(s) shall pay to the Retiring Lender an amount equal in the aggregate to the sum of (x) the aggregate outstanding Loans owing to the Retiring Lender, together with all accrued and unpaid interest thereon, and (y) the Retiring Lender’s share of any accrued and unpaid fees under this Agreement; and

(c)          the Borrowers shall have paid to the Administrative Agent for the account of the Retiring Lender an amount equal to all obligations then due and payable pursuant to this Agreement to the Retiring Lender by the Borrowers (but not including those obligations of the Borrowers owing but not yet due that are referred to in clause (b) above).

Each Replacement Lender that is a New Lender shall become a Lender and the Retiring Lender shall cease to be a Lender; provided that this Agreement shall continue to govern the rights and obligations of a Retiring Lender with respect to any Loans or other actions taken by such Retiring Lender while it was a Lender. The Borrowers agree to execute such papers, notes and agreements as are reasonably necessary to substitute the Replacement Lender for the Retiring Lender, including documents necessary to protect all liens and security interests of the Replacement Lender.

Section 12.	Actions Requiring Consent.

12.1       Actions Requiring All Lenders’ Consent. Without the written consent or ratification of all Lenders, the Administrative Agent shall not:

(a)          increase the Maximum Loan Amount or increase (other than as provided for in Section 2.1(b)) or extend any Lender’s Commitment;

(b)          agree to any reduction in the principal amount of any Loan, the Interest Rate or any fee, excluding the Administrative Fee in the Repurchase Agreement;

(c)          agree to any change to any of the conditions precedent to Loans specified in Section 5 of this Agreement.

(d)          release any material Lien held under the Loan Documents other than in accordance with the Loan Documents;

(e)          accept, and enter into any Loan with non Eligible Collateral or change the definitions of Collateral Value or Advance Rate;

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(f)           change any Lender’s Funding Share of a Loan other than in accordance with the express provisions of the Loan Documents;

(g)          agree to any change in the nature of the Lenders’ respective Commitments from several to joint, in whole or in part;

(h)	agree to any change to the definition of “Majority Lenders”

(i)           extend the Termination Date or any Payment Date or any other date for payment of principal, interest or fees (excluding the Administrative Fee under the Repurchase Agreement) other than in accordance with the express provisions of the Loan Documents;

(j)           release any Borrower from any of its obligations under the Repurchase Documents or Loan Documents;

(k)          change the definition of Pro Rata or the distribution provisions of Section 3.7 or Section 11.2 hereof; or

(l)	agree to any change in this Section 12.1.

12.2       Actions Requiring Majority Lenders’ Consent. Without limitation of Section 12.1 and without the written consent or ratification of the Majority Lenders, the Administrative Agent shall not:

(a)          Notify the Borrowers that the Commitments are terminated or that the maturity of all or any part of the Loans shall have been declared due unless an Event of Default described in any of Sections 9.1(f), (j) or (l) of this Agreement has occurred and is continuing.

(b)          exercise any of the remedies for default described in Section 9 or Section 10.11 of this Agreement.

(c)	waive any Event of Default under the Loan Documents.

(d)          make or consent to any materially adverse amendment, modification or waiver of any of the terms, covenants, provisions or conditions of the Loan Documents.

(e)	approve any Change in Control.

(f)           except as otherwise expressly provided for in this Section, cause or permit any material change in the terms of any affirmative or negative covenants in (or incorporated in) this Agreement.

(g)          cause or permit any material change in the eligibility standards for Assets under this Agreement or materially change the definition of any type of Eligible Collateral.

(h)          approve either Borrower’s declaration or payment of any distribution directly or indirectly to either Borrower’s members or shareholders after any Default or Event of Default has occurred and is continuing or, after the payment of which dividend or distribution,

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would exist, to the extent prohibited by Section 12(t) of the Repurchase Agreement, incorporated by reference in Section 8 hereof.

(i)           approve either Borrower’s making any advance to (or declining or deferring any payment due from) any member or shareholder, as applicable, or any Subsidiary that is not wholly-owned by either of the Borrowers if at the time of or immediately after such action the Borrowers’ Adjusted Tangible Net Worth would be less than the minimum amount specified in Section 12(k)(ii) of the Repurchase Agreement, incorporated by reference in Section 8 hereof.

(j)           permit additional Indebtedness pursuant to Section 12(dd)(v) of the Repurchase Agreement as incorporated herein by reference.

(k)          approve any Servicer other than HomeBanc Mortgage Corporation, or any of its successors or permitted assigns which consent to such approval shall not be unreasonably withheld; provided that no consent or approval shall be required for the Servicer to appoint any subservicer in accordance with its customary servicing practices.

12.3       Administrative Agent’s Discretionary Actions. Except as provided in Section 12.1 and Section 12.2, in its capacity as Administrative Agent and without seeking or obtaining the consent of any of the other Lenders (although it may elect to obtain such consent before acting it if deems that desirable), the Administrative Agent may:

(a)          agree or consent to any change in the handling of the Collateral which in the Administrative Agent’s reasonable judgment is unlikely to have a Material Adverse Effect;

(b)          release, reconvey or change, in whole or in part, any Collateral which is required to be released or reconveyed in accordance with the Loan Documents;

(c)          permit either Borrower to incur additional Indebtedness not otherwise set forth in Section 12(cc) of the Repurchase Agreement; and

(d)          do or perform any act or thing which, in the Administrative Agent’s reasonable judgment, is necessary or appropriate to enable the Administrative Agent to properly discharge and perform its duties under this Agreement or any other Loan Document, or which in its reasonable judgment is necessary or appropriate to preserve or protect the validity, integrity or enforceability of the Loan Documents, the Collateral, the financial condition, operations or prospects in respect of each Borrower or to preserve and protect the interest of the Lenders in any of the foregoing.

Section 13.	Administrative Agent.

13.1       Appointment of Administrative Agent. JPMorgan Chase is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its Administrative Agent in accordance with the terms hereof and the other Loan Documents. Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 13 are solely for the benefit of Administrative Agent and Lenders

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and the Borrowers shall not have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an Administrative Agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrowers.

13.2       Powers and Duties. In its capacity as Administrative Agent and until all Loans are fully paid and satisfied, the Administrative Agent shall:

(a)          hold the Loan Documents and the Collateral for the benefit of itself and each other Lender;

(b)          send, in accordance with this Agreement, bills to the Borrowers for accrued interest, and other sums due and receive all payments of principal, and other sums on account of the Loans or with respect to it;

(c)          use reasonable diligence to obtain from the Borrowers and promptly remit to each Lender such Lender’s Pro Rata shares of interest and principal, and other sums received by the Administrative Agent on account of the Loans or with respect to it, in accordance with this Agreement;

(d)          use reasonable diligence to recover from the Borrowers all expenses incurred that are reimbursable by the Borrowers, and promptly remit to each Lender its Pro Rata share (if any) thereof;

(e)          enforce the terms of this Agreement, including, with the approval or at the direction of the Majority Lenders, the remedies afforded the Lenders pursuant to Section 9 and Section 10.11 hereof;

(f)           hold all security interests ratably for itself as a Lender and as agent and bailee for and on behalf of the other Lender(s);

(g)          request from the Borrowers, and promptly forward to the other Lenders, such information as the other Lenders may reasonably request the Administrative Agent to obtain from the Borrowers (consistent with the terms of this Agreement) including, without limitation, the reports and other information provided by Borrowers from time to time pursuant to Section 8.4 hereof and Section 12 of the Repurchase Agreement as incorporated herein; and

(h)          upon request of a Lender (such request not to be made more than once per week), the Administrative Agent shall request the Borrowers to deliver a current Asset Schedule to the Lenders.

13.3       Administrative Agent’s Representations to Lenders. The Administrative Agent hereby represents and warrants to the Lenders (other than itself) that:

(a)          the Administrative Agent has delivered to each Lender true copies of the originals of those Loan Documents which have been specifically requested by that Lender; and

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(b)          the Administrative Agent has no current actual knowledge that any Default or Event of Default has occurred and is continuing on the date of this Agreement.

13.4       Administrative Agent’s Duty of Care, Express Negligence Waiver and Release. AT ALL TIMES UNTIL THE LOANS HAVE BEEN PAID IN FULL, THE ADMINISTRATIVE AGENT SHALL EXERCISE THE SAME DEGREE OF CARE IN ADMINISTERING THE LOANS AND THE COLLATERAL AS JPMORGAN EXERCISES WITH RESPECT TO LOANS AND NOTES THAT ARE HELD SOLELY BY JPMORGAN FOR ITS OWN ACCOUNT, AND THE ADMINISTRATIVE AGENT, IN ITS CAPACITY AS ADMINISTRATIVE AGENT SHALL HAVE NO RESPONSIBILITY TO THE LENDERS OTHER THAN TO EXERCISE SUCH STANDARD OF CARE AND, IN ANY EVENT, JPMORGAN SHALL HAVE NO LIABILITY WITH RESPECT TO ANY OTHER LENDER'S PRO RATA INTEREST IN THE LOANS EXCEPT FOR JPMORGAN'S OWN FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. EXCEPT IN THE CASE OF ITS OWN FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER THE ADMINISTRATIVE AGENT, ANY LENDER, NOR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS SHALL BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS REASONABLY BELIEVED BY IT OR THEM TO BE WITHIN THE DISCRETION OR POWER CONFERRED UPON IT OR THEM BY THE LOAN DOCUMENTS OR BE RESPONSIBLE FOR CONSEQUENCES OF ANY ERROR OF JUDGMENT, THE LENDERS EXPRESSLY INTENDING TO HEREBY WAIVE AND RELEASE ALL PRESENT AND FUTURE CLAIMS AND RIGHTS AGAINST THE ADMINISTRATIVE AGENT (I) OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR (II) FOR DAMAGES OR INJURIES CAUSED OR CONTRIBUTED TO BY ANY INDEMNIFIED PARTY'S SOLE OR CONCURRENT ORDINARY NEGLIGENCE THAT DOES NOT AMOUNT TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IT BEING THE LENDERS' INTENTION TO HEREBY INDEMNIFY THE INDEMNIFIED PARTIES AGAINST THEIR OWN STRICT LIABILITY AND THEIR OWN SOLE OR CONCURRENT ORDINARY NEGLIGENCE. Except as otherwise specifically and expressly set forth in this Agreement, the Administrative Agent shall not be responsible in any manner to anyone for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement, any supplement, amendment or restatement of it or of any other Loan Documents or for any representation, warranty, document, certificate, report or statement made or furnished in, under or in connection with this Agreement or any of the other Loan Documents or be under any obligation to anyone to ascertain or to inquire as to the performance or observation of any of the terms, covenants or conditions of this Agreement or of the other Loan Documents on the part of the Borrowers or anyone else. Without limiting the generality of the foregoing provisions of this Section 13.4, the Administrative Agent, in its capacities as Administrative Agent, may seek and rely upon the advice of legal counsel in taking or refraining to take any action under any of the Loan Documents or otherwise in respect of the Loans, the Collateral and its parties, and shall be fully protected in relying in good faith upon such advice.

13.5       Resignation of the Administrative Agent. The Administrative Agent, or any agent or agents hereafter appointed, at any time may resign by giving thirty (30) days prior

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written notice of resignation to the Borrowers and the Lenders and complying with the applicable provisions of this Section 13.5. Upon receiving such notice of resignation or removal, with the Borrowers’ consent, which consent shall not unreasonably be conditioned, delayed or withheld (provided that a Borrower’s consent shall not be required if an Event of Default has occurred and is continuing), a successor Administrative Agent shall be promptly appointed by all of the Lenders by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Administrative Agent and one copy to the successor Administrative Agent. If no successor Administrative Agent is appointed within thirty (30) days of such notice, the Administrative Agent may assign its rights in the Collateral to one or more of the Lenders, which shall hold the Collateral for the benefit of the Lenders subject to the rights and privileges of the Administrative Agent.

13.6       Successor Administrative Agent. Any successor Administrative Agent appointed as provided in Section 13.4 shall execute and deliver to the Borrowers, the Lenders and to its predecessor Administrative Agent an instrument accepting such appointment, and thereupon the resignation or removal of the predecessor Administrative Agent shall become effective and such successor Administrative Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of its predecessor, with like effect as if originally named as the Administrative Agent; provided that upon the written request of either Borrower, Majority Lenders or the successor Administrative Agent, the Administrative Agent ceasing to act shall execute and deliver (a) an instrument transferring to such successor Administrative Agent all of the rights of the Administrative Agent so ceasing to act and (b) to such successor Administrative Agent such instruments as are necessary to transfer the Collateral to such successor Administrative Agent (including assignments of all Collateral or Loan Documents). Upon the request of any such successor Administrative Agent made from time to time, each Borrower shall execute any and all papers necessary to more fully and certainly vest in and confirm to such successor Administrative Agent all such rights.

13.7       Merger of the Administrative Agent. Any Person into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any Person surviving or resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party or any Person succeeding to the commercial banking business of the Administrative Agent, shall be the successor Administrative Agent without the execution or filing of any paper or any further act on the part of any of the parties.

Section 14.        Indemnification and Expenses. (a) Each Borrower agrees to hold the Administrative Agent and the Lenders, and their Affiliates and their officers, directors, employees, agents and advisors and their respective successors and assigns (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Loan Document to which it is a party or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Borrower agrees to hold any Indemnified Party harmless from and indemnify such Indemnified

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Party against all Costs with respect to all Assets relating to or arising out of any taxes incurred or assessed in connection with the ownership of or security interest in the Assets, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Assets for any sum owing thereunder, or to enforce any provisions of any Assets, each Borrower will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by each Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from each Borrower. Each Borrower also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Administrative Agent’s and the Lenders’ rights under this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b)          The Borrowers agree to pay as and when billed by the Administrative Agent all of the out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Loan Document or any other documents prepared in connection herewith or therewith. The Borrowers agree to pay as and when billed by the Administrative Agent all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Administrative Agent (which amount shall be deducted from the Loans advanced for the first Loan hereunder) and costs and expenses required to be paid pursuant to Section 6 hereof. Subject to the limitations set forth in Section 27 hereof, the Borrowers agree to pay the Administrative Agent all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Administrative Agent and the Lenders with respect to Assets pledged by either Borrower under this Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Administrative Agent and the Lenders pursuant to Sections 14(b) and 27 hereof.

(c)          The obligations of the Borrowers from time to time to repay principal and interest and Interest Payments and all other amounts due under this Agreement shall be full recourse obligations of each Borrower.

Section 15.       Recording of Communications. The Administrative Agent, the Lenders, the Borrowers shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Loans upon notice to the other party of such recording.

Section 16.        Single Agreement. The Administrative Agent, Lenders and the Borrowers acknowledge that, and have entered hereinto and will enter into each Loan hereunder in consideration of and in reliance upon the fact that, all Loans hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the

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other Loans. Accordingly, each of the Administrative Agent, Lenders and the Borrowers agree (i) to perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Loans hereunder, (ii) that each of the Administrative Agent and the Lenders shall be entitled to set off claims and apply property held by them in respect of any Loan against obligations owing to them in respect of any other Loan hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Loans hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

Section 17.      Set-off. In addition to any rights and remedies of the Administrative Agent and the Lenders hereunder and by law, the Administrative Agent and the Lenders shall have the right, without prior notice to either Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by either Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent and the Lenders or any Affiliate thereof to or for the credit or the account of the Borrowers, or any Affiliate thereof. The Administrative Agent and the Lenders agree to promptly notify the Borrowers after any such set-off and application made by such Lender or Administrative Agent; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 18.        Notices and Other Communications. Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by telecopy or electronic mail) delivered to the intended recipient at the addresses specified below its signature line hereto, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Section 5 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or electronic mail or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 19.        Entire Agreement; Severability. This Agreement, together with the Loan Documents, constitute the entire understanding between Administrative Agent, Lenders and the Borrowers with respect to the subject matter they cover and shall supersede any existing agreements, understandings, inducements and conditions, express or implied, oral or written between the parties containing general terms and conditions for repayment Loans. By acceptance of this Agreement, Administrative Agent, Lenders and the Borrowers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be

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treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 20.        Non-Assignability. The rights and obligations of the parties under this Agreement and under any Loan shall not be assigned by either Borrower without the prior written consent of the Administrative Agent and the Lenders in accordance with the terms hereof. Subject to the foregoing, this Agreement and any Loans shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement.

20.1       Participations. (a) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s Pro Rata shares of Loans, or Commitment; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to be obligated hereunder or under this Agreement only to, and shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described herein that affects such Participant. Subject to Section 20.1(b) below and only to the extent the Borrowers have been notified of such participation in writing, each Borrower agrees that each Participant shall be entitled to the benefits of Section 6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 20.2. To the extent permitted by law and only to the extent the Borrowers have been notified of such participation in writing, each Participant also shall be entitled to the benefits of Section 17 as though it were a Lender, provided such Participant agrees to be subject to Section 11 as though it were a Lender.

(b)          A Participant shall not be entitled to receive any greater payment under Section 6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each Borrower’s prior written consent. A Participant that is organized under the laws of a jurisdiction other than that of the United States shall not be entitled to the benefits of Section 6 unless each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 6 as though it were a Lender.

20.2       Assignments. (a) No Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders (and any attempted assignment or transfer by either Borrower without such consent shall be null and void).

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(b)          Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrowers and the Administrative Agent. Provided that the consent of each Borrower shall not be required if (i) the assignee is a Lender (including assignees thereof); (ii) the assignee is an Affiliate of a Lender; (iii) the assignee is an Approved Fund or (iv) if an Event of Default has occurred and is continuing and provided further that the consent of the Administrative Agent shall not be required if the assignee is (i) a Lender (including assignees thereof); (ii) an Affiliate of a Lender; or (iii) an Approved Fund.

(c)          Except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment shall not be less than $10,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing.

(d)          The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement substantially in the form of Exhibit D hereof and shall pay to the Administrative Agent a processing and recordation fee of $3,500 and the assignee, if the assignee is not a current Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in form and substance acceptable to the Administrative Agent.

(e)          Upon such assignment, the assignee shall be a Lender for all purposes under this Agreement and the other Loan Documents, if the assignment is an assignment of all of the assignor’s interest in the Loans and its security to an assignor, the assignor shall be automatically released from all of its obligations and liabilities hereunder and under the Repurchase Documents, and, whether it is such a complete assignment or only a partial assignment, the Commitments shall be adjusted appropriately, and the parties agree to approve in writing revised and updated versions of Schedules 1 and 2.

20.3       Register. The Administrative Agent shall maintain, as agent for the Borrowers and Lenders, a register (the “Register”) on which it will record each Lender’s rights hereunder, and each Assignment Agreement and participation. The Register shall include the names and addresses of the Lender (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned. Failure to make any such recordation, or any error in such recordation shall not affect each Borrower’s obligations in respect of such rights. If a Lender sells a participation in its rights hereunder, it shall provide the Administrative Agent (as agent for each Borrower), or maintain as agent of each Borrower, the information described in this paragraph and permit the Administrative Agent (as agent for each Borrower) to review such information as reasonably needed for the Administrative Agent (as agent to each Borrower) to comply with its obligations under this Agreement or under any applicable Requirement of Law.

20.4       Disclosure. Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 20.4, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any

USActive 5675666.14	-57-

information relating to the Borrowers or any of its Subsidiaries or to any aspect of the Loans that has been furnished to such Lender by or on behalf of the Borrowers or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Agreement.

20.5       Federal Reserve Bank. Each Lender may at any time create a security interest in all or any portion of its rights under this Agreement in favor of any Federal Reserve Bank in accordance with regulations of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning lender from its obligations hereunder.

Section 21.        Tax Treatment. Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Loan as indebtedness of the Borrowers that is secured by the Collateral and that the Collateral is owned by the Borrowers in the absence of a Default by the Borrowers. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 22.        Terminability. Each representation and warranty made or deemed to be made by entering into a Loan, herein or pursuant hereto shall survive the making of such representation and warranty, and the Administrative Agent shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Loan was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Borrowers (i) under Section 14 and (ii) with respect to any Requirement of Law or related change, modification or event contemplated by Section 6.1 that occurs prior to the Termination Date, under Section 6.1, shall survive the termination of this Agreement.

Section 23.     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 24.       SUBMISSION TO JURISDICTION; WAIVERS. EACH OF THE ADMINISTRATIVE AGENT, LENDERS AND BORROWERS HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)          SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

USActive 5675666.14	-58-

(b)          CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)          AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED;

(d)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e)          THE, ADMINISTRATIVE AGENT, LENDERS AND BORROWERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE LOANS CONTEMPLATED HEREBY OR THEREBY.

Section 25.       No Waivers, etc. No failure on the part of the Administrative Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to have occurred and be continuing unless expressly waived by the Administrative Agent in writing or the Administrative Agent has agreed in writing that such Event of Default has been cured (in each case, subject to the Lenders’ approval as contemplated hereunder).

Section 26.	Reserved.

Section 27.        Periodic Due Diligence Review. Each Borrower acknowledges that the Administrative Agent and the Lenders have the right to perform continuing due diligence reviews with respect to the Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Borrower agrees that upon reasonable (but no less than five (5) Business Days’) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Borrowers, the Administrative Agent and the Lenders or their authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, any and all documents, records,

USActive 5675666.14	-59-

agreements, instruments or information relating to such Assts in the possession or under the control of either Borrower. Each Borrower also shall make available to the Administrative Agent and the Lenders a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Assets. Without limiting the generality of the foregoing, each Borrower acknowledges that the Administrative Agent and the Lenders may finance Assets from each Borrower based solely upon the information provided by either Borrower to the Administrative Agent and the Lenders in the Asset Schedule and the representations, warranties and covenants contained herein, and that the Administrative Agent and the Lenders, at their option, have the right at any time to conduct a partial or complete due diligence review on some or all of the Assets pledged hereunder, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the Assets including the underlying Mortgaged Properties and otherwise regenerating the information used to value such Asset. The Administrative Agent and the Lenders may value such Assets itself or engage a third party to perform such valuation. Each Borrower agrees to cooperate with the Administrative Agent and the Lenders and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Administrative Agent and the Lenders and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Assets in the possession, or under the control, of the Borrowers. Each Borrower further agrees that the Borrowers shall pay all reasonable expenses incurred by the Administrative Agent and the Lenders in connection with the Administrative Agent’s and the Lenders’ activities pursuant to this Section 27 (“Due Diligence Costs”); provided, that such Due Diligence Costs hereunder and under the Repurchase Agreement, combined, shall not exceed the Due Diligence Cap per calendar year unless a Default or Event of Default shall have occurred, in which event the Administrative Agent and the Lenders shall have the right to perform due diligence, at the sole expense of Borrowers without regard to the dollar limitation set forth herein. For the avoidance of doubt, the costs incurred by the Administrative Agent in connection with onsite operational audits pursuant to Section 8.8 shall not be subject to the Due Diligence Cap.

Section 28.	Miscellaneous.

(a)          Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

(b)          Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(c)	Acknowledgment. Each Borrower hereby acknowledges that:

(i)      it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(ii)    neither the Administrative Agent nor any Lender has any fiduciary relationship to the Borrowers; and

USActive 5675666.14	-60-

(iii)   no joint venture exists between the Administrative Agent or any Lender, on the one hand, and the Borrowers on the other hand.

(d)          Documents Mutually Drafted. The Borrowers, Administrative Agent and Lenders agree that this Agreement each other Loan Document prepared in connection with the Loans set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

Section 29.        Confidentiality. The Administrative Agent, Lenders and Borrowers hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Loan Documents or the Loans contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party (other than Affiliates and Subsidiaries thereof) without the prior written consent of such other party except to the extent that (i) in such party’s opinion it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the Event of a Default the Administrative Agent determines in good faith such information to be necessary or desirable to disclose in connection with the marketing and sales of the Assets or otherwise to enforce or exercise the Administrative Agent’s rights hereunder, or (iv) to the extent a Lender deems necessary or appropriate, in connection with an assignment or participation under Section 20 of this Agreement or in connection with any hedging transaction related to the Collateral. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Loans, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Loans, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that each Borrower may not disclose (except as provided in clauses (i) through (iv) of this Section) the name of or identifying information with respect to Administrative Agent or any Lender or any pricing terms (including, without limitation, the Interest Rate, Advance Rate and Facility Fee) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Loans and is not relevant to understanding the U.S. federal, state and local tax treatment of the Loans, without the prior written consent of the Administrative Agent or the applicable Lender. The provisions set forth in this Section 29 shall survive the termination of this Agreement for a period of one year following such termination.

Section 30.	Reserved.

Section 31.       Disclosure Relating to Certain Federal Protections. The parties acknowledge that they have been advised that:

(a)          in the case of Loans in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the

USActive 5675666.14	-61-

Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Loan hereunder;

(b)          in the case of Loans in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Loan hereunder; and

(c)          in the case of Loans in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Loan hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

Section 32.        Conflicts. In the event of any conflict between the terms of this Agreement and any other Loan Document, the documents shall control in the following order of priority: first, the terms of this Agreement shall prevail and then the terms of the Loan Documents shall prevail.

Section 33.       Authorizations. Any of the persons whose signatures and titles appear on Schedule 3 are authorized, acting singly, to act for the Borrowers or Administrative Agent, as the case may be, under this Agreement.

Section 34.	General Interpretive Principles.

(a)          the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)          accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)          references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)          a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)          the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f)           the term “include” or “including” shall mean without limitation by reason of enumeration;

(g)          all times specified herein or in any other Loan Document (unless expressly specified otherwise) are Central times unless otherwise stated; and

USActive 5675666.14	-62-

(h)          all references herein or in any Loan Document to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

Section 35.        Amendments. This Agreement may not be amended or modified, except by a writing signed by the parties hereto and subject to the terms hereof.

Section 36.        Joint and Several. Each Borrower shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all obligations of either Borrower under this Agreement. Accordingly, each Borrower waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Administrative Agent or any Lender upon such Borrower’s joint and several liability. Each Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Borrower with respect to the Obligations. When pursuing its rights and remedies hereunder against either Borrower, Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies hereunder against either Borrower or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from such Borrower or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Borrower or any such other Person or any such collateral security, or right of offset, shall not relieve such Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Administrative Agent or any Lender against such Borrower.

[Remainder of page intentionally left blank]

USActive 5675666.14	-63-

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HomeBanc Mortgage Corporation, as a Borrower,

By:   /s/ JAMES L. KRAKAU

Name: James L. Krakau

Title: Senior Vice President and Treasurer

Address for Notices:

2002 Summit Blvd, Suite 100

Atlanta, Georgia 30319

Attention: Treasurer

Telecopier No.: 404-705-7915

Telephone No: 404-459-7720

E-mail: cmcguire@homebanc.com and

jkrakau@homebanc.com

HomeBanc Corp., as a Borrower,

By:   /s/ JAMES L. KRAKAU

Name: James L. Krakau

Title: Senior Vice President and Treasurer

Address for Notices:

2002 Summit Blvd, Suite 100

Atlanta, Georgia 30319

Attention: Treasurer

Telecopier No.: 404-705-7915

Telephone No: 404-459-7720

E-mail: cmcguire@homebanc.com and

jkrakau@homebanc.com

USActive 5675666.14

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:   /s/ MICHAEL W. NICHOLSON

Name: Michael W. Nicholson

Title: Vice President

Address for Notices:

JPMorgan Chase Bank, N.A.

707 Travis

6th Floor North

Houston, Texas 77252

Attention: Michael Nicholson

Telecopier No.: (713) 216-1567

Telephone No.: (713) 216-5335

E-mail: Michael.Nicholson@chase.com

USActive 5675666.14

BNP PARIBAS, as a Lender

By:	/s/ BARRY S. FEIGANBAUM

Name: Barry S. Feiganbaum

Title: Managing Director

By:	/s/ MARGUERITE L. LEHN

Name: Marguerite L. Lehn

Title: Vice President

Address for Notices:

787 Seventh Avenue, 28th Floor

New York, NY 10019

Attention: Kevin Ernst

Telecopier No.: (212) 841-2533

Telephone No.: (212) 471-7061]

USActive 5675666.14

COMMERZBANK AKTIENGESELLSCHAFT NEW YORK BRANCH and GRAND CAYMAN BRANCH, as a Lender

By:	/s/ GERARD A. ARAW

Name: Gerard A. Araw

Title:  Assistant Vice President

By:	/s/ MICHAEL P. MCCARTHY

Name: Michael P. McCarthy

Title:  Vice President

Address for Notices:

2 World Financial Center

New York, NY 10281

Attention: Joseph J. Hayes

Telecopier No.: (212) 266-7629

Telephone No.: (212) 266-7518

USActive 5675666.14

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ WILLIAM J. UMSCHEID

Name: William J. Umscheid

Title:  Vice President

Address for Notices:

800 Nicollet Mall

Mail Station BC-MN-HO3B

Minneapolis, MN 55402

Attention:	Mr. William Umscheid

Telecopier No.: (612) 303-2253

Telephone No.: (612) 303-3575

USActive 5675666.14

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ PAUL HENSON

Name: Paul Henson

Title:  Executive Vice President

Address for Notices:

127 Public Square, OH-01-27-0406

Cleveland, OH 44114

Attention: Craig Platt

Telecopier No.: 216-689-4233

Telephone No.: 216-689-5608

USActive 5675666.14

DB STRUCTURED PRODUCTS, INC., as a Lender

By:	/s/ GLENN MINKOFF

Name: GLENN MINKOFF

Title: DIRECTOR

By:	/s/ JOHN MCCARTHY

Name: John McCarthy

Title:  Authorized Signatory

Address for Notices:

60 Wall Street

New York, New York 10005

Attention: Tina Gu

Telecopier No.: 212-797-5150

Telephone No.: 212-250-0357

USActive 5675666.14

FORTIS CAPITAL CORP., as a Lender

By:	/s/ ALAN KROUK

Name: Alan Krouk

Title:  Managing Director

Address for Notices:

520 Madison Avenue, 3rd Floor

New York, NY 10022

Attention: Barry Chung

Telecopier No.: (212) 340-5479

Telephone No.: (212) 340-5320

USActive 5675666.14

BANK HAPOALIM BM, as a Lender

By:	/s/ JAMES P. SURLESS

Name: JAMES P. SURLESS

Title:  VICE PRESIDENT

By:	/CHARLES MCLAUGHLIN

Name: CHARLES McLAUGHLIN

Title:  SENIOR VICE PRESIDENT

Address for Notices:

1177 Avenue of the Americas

New York, NY 10036

Attention: Ms. Helen H. Gateson

Telecopier No.: (212) 782-2382

Telephone No.: (212) 782-2161

USActive 5675666.14

Schedule 1

Commitments

LENDERS	COMMITMENTS
JPMorgan Chase Bank, N.A.	$18,750,000
KeyBank National Association	$15,000,000
Commerzbank Aktiengesellschaft New York and Grand Cayman Branch	$13,500,000
BNP Paribas	$7,500,000
US Bank National Association	$7,500,000
DB Structured Products, Inc.	$5,250,000
Fortis Capital Corp.	$5,250,000
Bank Hapoalim BM	$2,250,000

USActive 5675666.14	Sch. 1-1

Schedule 2

Funding Shares

LENDERS	FUNDING SHARE PERCENTAGES
JPMorgan Chase Bank, N.A.	25%
KeyBank National Association	20%
Commerzbank Aktiengesellschaft New York and Grand Cayman Branch	18%
BNP Paribas	10%
US Bank National Association	10%
DB Structured Products, Inc.	7%
Fortis Capital Corp.	7%
Bank Hapoalim BM	3%

USActive 5675666.14	Sch. 2-1

Schedule 3

AUTHORIZED REPRESENTATIVES

HOMEBANC CORP. NOTICES

Name: James L. Krakau	Address: 2002 Summit Blvd., Suite 100 Atlanta, Georgia 30319
Telephone: (404) 459-7720
Facsimile: (404) 705-7915

With a copy to:

Name: Charles W. McGuire	Address: 2002 Summit Blvd., Suite 100 Atlanta, Georgia 30319
Telephone: (404) 459-7602
Facsimile: (404) 705-2309

HOMEBANC CORP. AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for HB CORP. under this Loan and Security Agreement:

Name	Title	Signature
Kevin D. Race	President, Chief Operating Officer and Chief Financial Officer
Nicolas V. Chater	Executive Vice President and Deputy CFO
Debra F. Watkins	Executive Vice President
John Kubiak	Senior Vice President and Chief Investment Officer
Charles W. McGuire	Executive Vice President, General Counsel and Secretary
James L. Krakau	Senior Vice President and Treasurer
Alana L. Griffin	Senior Vice President, Assistant General Counsel and Assistant Secretary
Pamela Detrow	Senior Vice President and Assistant Secretary
Gregory Herron	Senior Vice President and Assistant Treasurer
Yancy Lockie	Vice President
Justina Jenkins	Authorized Employee

USActive 5675666.14	Sch. 3-1

AUTHORIZED REPRESENTATIVES

HOMEBANC MORTGAGE CORPORATION NOTICES

Name: James L. Krakau	Address: 2002 Summit Blvd., Suite 100 Atlanta, Georgia 30319
Telephone: (404) 459-7720
Facsimile: (404) 705-7915

With a copy to:

Name: Charles W. McGuire	Address: 2002 Summit Blvd., Suite 100 Atlanta, Georgia 30319
Telephone: (404) 459-7602
Facsimile: (404) 705-2309

HOMEBANC MORTGAGE CORPORATION AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for HMC under this Loan and Security Agreement:

Name	Title	Signature
Kevin D. Race	President and Chief Operating Officer
Nicolas V. Chater	Executive Vice President and Chief Financial Officer
Debra F. Watkins	Executive Vice President
John Kubiak	Senior Vice President
James L. Krakau	Senior Vice President and Treasurer
Alana L. Griffin	Senior Vice President and Assistant Secretary
Pamela Detrow	Senior Vice President and Assistant Secretary
Gregory Herron	Senior Vice President and Assistant Treasurer
Cameron Beane	Vice President
Yancy Lockie	Vice President
Kortney Rollinger	Authorized Employee
Marilyn Eberhardt	Vice President

USActive 5675666.14	Sch. 3-2

USActive 5675666.14	Sch. 3-3

Heidi Buck	Limited Vice President
Janet Miller	Limited Vice President
Scott Mudge	Limited Vice President
Syreeta Butler	Limited Vice President
Teresa Crowell	Limited Vice President
Angeline McDonald	Limited Vice President
Dorothy Cooper	Limited Vice President

USActive 5675666.14	Sch. 3-4

ADMINISTRATIVE AGENT NOTICES

Name: Michael Nicholson	Address: JPMorgan Chase Bank, N.A. 707 Travis 6th Floor North Houston, Texas 77252
Title: Managing Director
Telephone: (713) 216-5335
Facsimile: (713) 216-1567

ADMINISTRATIVE AGENT AUTHORIZATIONS

Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Administrative Agent under this Loan and Security Agreement:

Name	Title	Signature
Michael Nicholson

USActive 5675666.14	Sch. 3-5

Schedule 4

Eligible Collateral

I.	A P&I Advance is Eligible Collateral if:
i.	it is in respect of a first or second lien Mortgage Loan;
ii.	it is due and payable to the applicable Borrower, and for which the applicable Borrower has no actual knowledge that the full amount will not be collectible;
iii.	the debtor(s) under the related Mortgage(s) are already obligated to pay to (or to the order of) the holder of that Mortgage Loan (or its servicer) when the related (producing) P&I Advance is made;
iv.

the applicable Borrower has the indefeasible right under the applicable Servicing Contract to reimburse itself in full out of sums thereafter collected from such debtor(s) or realized from the security for the related Mortgage Loan or pool of Mortgage Loans;

v.	there is no bona fide pending claim against the applicable Borrower for any credit, allowance or adjustment;
vi.	it is enforceable without offset, bona fide counterclaim or bona fide defense;
vii.	the full recoverability of which the applicable Borrower has no reasonable basis for doubt; and
viii.	the Administrative Agent (as a Lender and as agent for the other Lenders) has been granted and continues to hold a readily enforceable, first priority perfected Lien.
II.	A T&I Advance is Eligible Collateral if:
i.	it is in respect of a first lien Mortgage Loan.
ii.	it is due and payable to the applicable Borrower, and for which the applicable Borrower has no actual knowledge that the full amount will not be collectible;
iii.	the debtor(s) under the related Mortgage(s) are already obligated to pay to (or to the order of) the holder of that Mortgage Loan (or its servicer) when the related (producing) T&I Advance is made;
iv.

the applicable Borrower has the indefeasible right under the applicable Servicing Contract to reimburse itself in full out of sums thereafter collected from such debtor(s) or realized from the security for the related Mortgage Loan or pool of Mortgage Loans.

USActive 5675666.14	Sch. 4-1

v.	there is no bona fide pending claim against the applicable Borrower for any credit, allowance or adjustment.
vi.	it is enforceable without offset, bona fide counterclaim or bona fide defense.
vii.	the full recoverability of which the applicable Borrower has no reasonable basis for doubt.
viii.	the Administrative Agent (as a Lender and as agent for the other Lenders) has been granted and continues to hold a readily enforceable, first priority perfected Lien.
III.	An Enforcement Advance is Eligible Collateral if:
i.	it is in respect of a first lien Mortgage Loan.
ii.	it is due and payable to the applicable Borrower, and for which the applicable Borrower has no actual knowledge that the full amount will not be collectible;
iii.

the debtor(s) under the related Mortgage(s) are already obligated to pay to (or to the order of) the holder of that Mortgage Loan (or its servicer) when the related (producing) Enforcement Advance is made;

iv.

the applicable Borrower has the indefeasible right under the applicable Servicing Contract to reimburse itself in full out of sums thereafter collected from such debtor(s) or realized from the security for the related Mortgage Loan or pool of Mortgage Loans.

v.	there is no bona fide pending claim against the applicable Borrower for any credit, allowance or adjustment.
vi.	it is enforceable without offset, bona fide counterclaim or bona fide defense.
vii.	the full recoverability of which the applciable Borrower has no reasonable basis for doubt.
viii.	the Administrative Agent (as a Lender and as agent for the other Lenders) has been granted and continues to hold a readily enforceable, first priority perfected Lien.
IV.	A Servicing Right is Eligible Collateral if:
i.

it is owned by the applicable Borrower and gives the applicable Borrower the right to service (and be compensated as servicer for servicing) a portfolio of Mortgage Loans pursuant to a Servicing Contract and such Servicing Right is pledged to the Administrative Agent for the benefit of the Lenders on a first priority basis; provided that Agency Servicing Rights will not be Eligible Collateral unless and until an appropriate Acknowledgment Agreement has been

USActive 5675666.14	Sch. 4-2

duly executed by and among the applicable Borrower, the Administrative Agent and the relevant Agency within sixty (60) days following the date hereof.

ii.

the servicer will have no liability or financial obligation arising out of borrower defaults or losses experienced upon liquidation of the related Mortgage Loans, other than obligations to make advances of unpaid principal, interest, taxes, insurance premiums, liquidation expenses, and property preservation expenses pursuant to provisions that are customary for servicers of loans backing MBSs to undertake, including provisions entitling the servicer to be reimbursed for such advances in the ordinary course of servicing on a first priority of (reimbursement) payment basis (i.e., before any payment from or on account of those sums to or for the account of the holder(s) of the relevant MBSs or whole Serviced Loans or to any other Person);

iii.

the servicer’s rights to act as servicer and to receive the servicing compensation specified in the Servicing Contract (i) are subject to cancellation without cause and the servicer is entitled to compensation related thereto or (ii) are not subject to cancellation except for cause, or clean-up call requirements, pursuant to termination provisions that are customary for servicers of loans backing MBSs;

iv.

the servicer will be entitled to a servicing fee and other ancillary fees and compensation that are customary for servicers servicing reasonably similar Mortgage Loans pursuant to materially similar terms and conditions; and

v.

each Borrower requesting the Servicing Rights Loan (other than an Agency Servicing Rights Loan) has delivered a copy of the related purchase and sale agreement to the Administrative Agent prior to the date of such Servicing Rights Loan, unless such time shall have been extended by the Administrative Agent in its sole discretion upon request by the Borrowers.

USActive 5675666.14	Sch. 4-3

Schedule 5

Lenders

JPMorgan Chase Bank, N.A.

DB Structured Products, Inc.

Fortis Capital Corp.

Bank Hapoalim B.M.

KeyBank National Association

Commerzbank Aktiengesellschaft New York and Grand Cayman Branch

BNP Paribas

US Bank National Association

USActive 5675666.14	Sch. 5-1

Schedule 6

Reserved

USActive 5675666.14	Sch. 6-1

SCHEDULE 7

QUALIFIED SUBORDINATED DEBT

Trust Preferred Securities: Junior Subordinated Debentures to HMB Capital Trust I in the amount of $51,547,000

Trust Preferred Securities: Junior Subordinated Debentures to HMB Capital Trust IV in the amount of $82,475,000

Trust Preferred Securities: Junior Subordinated Debentures to HMB Capital Trust V in the amount of $41,238,000

USActive 5675666.14	Sch. 7-1

Exhibit A

Request for Borrowing

[Letterhead of the requesting Borrower]

JPMorgan Chase Bank, N.A.

1111 Fannin, 12th Floor

Houston, TX 77002

Attention: Wanda Carr

Phone: (713) 427-6391

Facsimile: JPMorgan: 1-713-427-6449 or 6457

The undersigned, [HomeBanc Corp. (a “Borrower”)], [HomeBanc Mortgage Corporation] (a “Borrower”), the JP Morgan Chase Bank, N.A., as a lender and as agent and representative (the “Administrative Agent”) of the other lender(s) who are parties to it as lenders, (all such lenders, including JPMorgan Chase Bank, N.A. being herein called the “Lenders”) together executed a Loan and Security Agreement dated November 17, 2006 (which, as it may been or may hereafter be supplemented, amended or restated from time to time, is called the “Agreement”). Any term defined in the Agreement and used in this Request for Borrowing shall have the meaning given to it in the Agreement.

The Borrower currently qualifies under the Agreement for, and hereby request, a Loan, in the specified amounts listed below, to be made on _________________________, 200☐ (or, if the Administrative Agent is closed that day, on the next day when it is not).

After giving effect as required by the Agreement to the requested Loan, the outstanding principal balance of the Loan will not exceed the Available Loan Amount.

The proceeds of the Loan should be deposited in the relevant Borrower’s Payment Account, which shall be, with respect to HB Corp., number [ ], and with respect HMC, number [ ] with JPMorgan Chase Bank, N.A.

The Borrower acknowledges that the Administrative Agent and the Lenders will rely on the truth of each statement in this request and its attachments in funding the requested Loan.

1.	REQUEST FOR NEW LOAN:
A.	P&I Advance: _______________________
B.	T&I Advance: _____________________
C.	Enforcement Advance: __________________

USActive 5675666.14	Exh. A-1

D.	Intra-period MSR Advance: _________________
E.	Total of all Servicing Receivables: __________________
F.	Servicing Rights: _____________________
G.	Grand Total: ________________________

No Default has occurred under the Loan Documents that has not been cured by each Borrower or declared in writing by the Administrative Agent to have been waived, and no Event of Default has occurred under the Loan Documents that the Administrative Agent has not declared in writing to have been cured or waived.

All items that the Borrower is required to furnish to the Administrative Agent, its designated custodian or the Lenders for this requested Loan and otherwise have been delivered, or will be delivered before this requested Loan is funded, in all respects as required by the Agreement and the other Loan Documents.

The Borrower hereby warrants and represents to the Administrative Agent and the Lenders that none of the Collateral (including, but not limited to, Collateral described or referred to in this request) is pledged to any Person other than the Administrative Agent or supports any borrowing or repurchase agreement funding other than Loans under the Agreement.

The undersigned officer hereby certifies that all of the Borrowers’ representations and warranties (a) in the Agreement and all of the Loan Documents (except only to the extent that (i) such a representation or warranty speaks to a specific date or (ii) the facts on which a representation or warranty is based have been changed by transactions or conditions contemplated or expressly permitted by the Loan Documents), (b) in the Request for Borrowing, are true and correct on the date of this Request for Borrowing and (c) that the Borrower qualifies for funding of the requested Loan.

DATE: ____________, 20_____

HOMEBANC CORP.

By:

Name:

Title:

USActive 5675666.14	Exh. A-2

HOMEBANC MORTGAGE CORPORATION

By:

Name:

Title:]

USActive 5675666.14	Exh. A-3

Exhibit B

Note

$☐	November 17, 2006
New York, New York

FOR VALUE RECEIVED, HOMEBANC CORP., a Delaware limited liability company (“Borrower”) and HOMEBANC MORTGAGE CORPORATION (“Borrower”) hereby, jointly and severally promise to pay to the order of ☐ (the “Lender”), at the principal office of the Lender at ☐, in lawful money of the United States, and in immediately available funds, the principal sum of ☐ DOLLARS ($☐) (or such lesser amount as shall equal the Lender’s Commitment), on the dates and in the principal amounts provided in the Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Agreement.

All loans, advances and all payments and prepayments made hereon may be (but are not required to be) endorsed by or on behalf of the Lender on the schedule attached hereto as Annex I or otherwise recorded in Lender’s computer or manual records; provided that any failure to make notation of (a) any principal advance or accrual of interest shall not cancel, limit or otherwise affect each Borrower’s obligations or any Lender’s rights with respect to that advance or accrual, or (b) any payment or permitted prepayment of principal or interest shall not cancel, limit or otherwise affect either Borrower’s entitlement to credit for that payment as of the date of its receipt by Lender.

This Note is the Note referred to in the Loan and Security Agreement dated as of November 17, 2006 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”) between the Borrowers, the Administrative Agent and the Lenders party thereto from time to time, and evidences Loans made by the Lenders thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Agreement.

Each Borrower agrees to pay all the Administrative Agent’s and Lenders’ costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of the Administrative Agent’s and each Lenders’ counsel) in respect of this Note in accordance with the Agreement, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Notwithstanding the pledge of the Collateral, each Borrower hereby acknowledges, admits and agrees that each Borrower’s obligations under this Note are recourse obligations of the Borrowers to which each Borrower pledges its full faith and credit.

Each Borrower, and any endorsers hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayments of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree

USActive 5675666.14	Exh. B-1

that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Administrative Agent’s or Lenders’ remedies against any Borrower or any other party liable hereon or against any Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement by the Administrative Agent with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of either Borrower, even if such Borrower is not a party to such agreement; provided, however, that the Administrative Agent and the Borrowers, by written agreement between them, may affect the liability of the Borrowers.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

This Note shall be governed by and construed under the laws of the State of New York (without reference to choice of law doctrine) whose laws each Borrower expressly elects to apply to this Note. Each Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the Supreme Court of the State of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

HOMEBANC CORP.

as maker

By:

Name:

Title:

HOMEBANC MORTGAGE CORPORATION

as maker

By:

Name:

Title:

USActive 5675666.14	Exh. B-2

ANNEX 1

to $____________

Note

LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

Date of Payment or Advance	Payment Applied on (or advance vs.) Principal	Payment Applied on Interest	Principal Balance	Interest Paid to	Name of Person Making Notation

USActive 5675666.14	Exh. B-3

Exhibit C

Reserved

USActive 5675666.14	Exh. C-1

Exhibit D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan and Security Agreement identified below (as amended, the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereof are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
2.	Assignee:	______________________________

[and is a Lender Affiliate of [identify Lender]]

3.	Borrower(s):	______________________________
4.	Agent: ______________________, as the agent and representative of the Lenders under the Agreement
5.	Agreement: The [amount] Agreement dated as of _______ among [name of Borrower], the Lenders parties thereto and [name of Agent], as Agent
6.	Assigned Interest:

USActive 5675666.14	Exh. D-1

Aggregate Amount of Commitment/Commitments for all Lenders	Amount of Commitment/Transactions Assigned	Percentage Assigned of Commitment/Transactions
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________

Title:

[Consented to and] Accepted:

[NAME OF AGENT], as

Agent

By:	_________________________________

Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:	_________________________________

Title:

USActive 5675666.14	Exh. D-2

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1.        Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower(s), any of its (their) Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Documents or (iv) the performance or observance by the Borrower(s), any of its (their) Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.        Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it satisfies the requirements, if any, specified in the Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to the Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Person that is organized under the legal requirements of any jurisdiction other than the United States of America or any State thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and

USActive 5675666.14	Exh. D-3

other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

USActive 5675666.14	Exh. D-4

Exhibit E

Form of Opinion

JPMorgan Chase Bank, N.A.

[Address]

Dear Sirs and Mesdames:

You have requested our opinion as counsel to HomeBanc Corp., a corporation organized and existing under the laws of ☐ (a “Borrower”) and HomeBanc Mortgage Corporation, (a “Borrower” and together with HomeBanc Corp. the “Borrowers”) with respect to certain matters in connection with that certain Loan and Security Agreement, dated November 17, 2006 (the “Loan Agreement”), by and among Borrowers, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A. (the “Administrative Agent). The Loan Agreement, Guaranty and Electronic Tracking Agreement are hereinafter collectively referred to as the “Governing Agreements.” Capitalized terms not otherwise defined herein have the meanings set forth in the Loan Agreement.

[We] [I] have examined the following documents:

1.	the Governing Agreements;

2.            unfiled copies of the financing statements listed on Schedule 1 (collectively, the “Financing Statements”) naming the Borrowers as Debtors and the Administrative Agent as Secured Party and describing the Repurchase Assets (as defined in the Loan Agreement) as to which security interests may be perfected by filing under the Uniform Commercial Code of the States listed on Schedule 1 (the “Filing Collateral”), which I understand will be filed in the filing offices listed on Schedule 1 (the “Filing Offices”);

3.            the reports listed on Schedule 2 as to UCC financing statements (collectively, the “UCC Search Report”);

4.            such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Borrowers contained in the Loan Agreement. [We] [I] have assumed the authenticity of all documents submitted to me [us] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is [our] [my] opinion that:

USActive 5675666.14	Exh. E-1

1.            Each Borrower is duly organized, validly existing and in good standing under the laws of the State of ☐ ☐ and is qualified to transact business in, and is in good standing under, the laws of the [State of         ].

2.            The execution, delivery and performance by each Borrower of the Governing Agreements to which they are a party, and the sales by each Borrower and the pledge of the Collateral under the Loan Agreement have been duly authorized by all necessary corporate action on the part of each Borrower. Each of the Governing Agreements have been executed and delivered by each Borrower are legal, valid and binding agreements enforceable in accordance with their respective terms against each Borrower, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Administrative Agent’s, for the benefit of the Lenders, security interest in the Assets.

3.            No consent, approval, authorization or order of, and no filing or registration with, any court or governmental agency or regulatory body is required on the part of each Borrower for the execution, delivery or performance by each Borrower of the Governing Agreements to which it is a party or for the sales by each Borrower under the Loan Agreement granting of a security interest to the Administrative Agent for the benefit of the Lenders in the Collateral, pursuant to the Loan Agreement.

4.            The execution, delivery and performance by each Borrower, and the consummation of the transactions contemplated by the Governing Agreements to which it is a party do not and will not (a) violate any provision of each Borrower’s charter or by-laws, (b) violate any applicable law, rule or regulation, (c) violate any order, writ, injunction or decree of any court or governmental authority or agency or any arbitral award applicable to each Borrower of which I [we] have knowledge (after due inquiry) or (d) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which I have knowledge (after due inquiry) to which the Borrowers are a party or by which it is bound or to which it is subject, or (except for the Liens created pursuant to the Loan Agreement) result in the creation or imposition of any Lien upon any Property of the Borrowers pursuant to the terms of any such agreement or instrument.

5.            There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Borrowers which, in [our] [my] judgment, either in any one instance or in the aggregate, would be reasonably likely to result in any material adverse change in the properties, business or financial condition, or prospects of the Borrowers or in any material impairment of the right or ability of the Borrowers to carry on its business substantially as now conducted or in any material liability on the part of the Borrowers or which would draw into question the validity of the Governing Agreements to which it is a party or the Assets or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be reasonably likely to impair materially the ability of the Borrowers to perform under the terms of the Governing Agreements to which it is a party.

USActive 5675666.14	Exh. E-2

6.            The Loan Agreement is effective to create, in favor of the Administrative Agent for the benefit of the Lenders, a valid “security interest” as defined in Section 1-201(37) of the Uniform Commercial Code in all of the right, title and interest of the Borrowers in, to and under the Repurchase Assets, [except that (a) such security interests will continue in Repurchase Assets after its sale, exchange or other disposition only to the extent provided in Section 9-315 of the Uniform Commercial Code,] (b) the security interests in Repurchase Assets in which each Borrower acquires rights after the commencement of a case under the Bankruptcy Code in respect of the Borrowers may be limited by Section 552 of the Bankruptcy Code.

7.            (1)         Upon the filing of financing statements on Form UCC-1 naming the Administrative Agent as “Secured Party” and each Borrower as “Debtor”, and describing the Repurchase Assets, in the jurisdictions and recording offices listed on Schedule 1 attached hereto, the security interests referred to in Section 6 above will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of the Borrowers in, to and under such Collateral, which can be perfected by filing under the Uniform Commercial Code.

(2)          The UCC Search Report sets forth the proper filing offices and the proper debtors necessary to identify those Persons who have on file in the jurisdictions listed on Schedule 1 financing statements covering the Collateral as of the dates and times specified on Schedule 2. The UCC Search Report identifies no Person who has filed in any Filing Office a financing statement describing the Collateral prior to the effective dates of the UCC Search Report.

8.            The Borrowers are not an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Very truly yours,

USActive 5675666.14	Exh. E-3

Exhibit F

Asset Schedule

FORM OF TOTAL PLEDGED SERVICING LIST

The following lists all Mortgage Loans and all pools of Mortgage Loans each of the Borrower’s Servicing Rights for which are currently pledged to the Administrative Agent, for the benefit of the Lenders, and comprise the entire Assets which are Servicing Rights under the Loan and Security Agreement dated as of November 17, 2006 among HomeBanc Corp. (a “Borrower”), HomeBanc Mortgage Corporation (a “Borrower” and together with HomeBanc Corp. the “Borrowers”), JPMorgan Chase Bank, N.A. (“JPMorgan”), as a lender and as agent and representative of the other lenders party thereto from time to time (the “Administrative Agent”), and such other lenders (collectively with JPMorgan, the “Lenders”), as supplemented, amended or restated to date:

Each Borrower to list pools here with totaled columns for (i) the aggregate principal sum of Serviced Loans in each pool and (ii) the aggregate principal sum of Serviced Loans in each pool that (1) are past due for principal or interest for less thirty (30) days or more, (2) are the subject of pending bankruptcy or foreclosure proceedings or (3) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned.

USActive 5675666.14	F-1

Exhibit G

Reserved

USActive 5675666.14	Exh. G-1

Exhibit H

Section 6.2 Certificate

Reference is hereby made to the Loan and Security Agreement dated as of ____________________ (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among HomeBanc Corp. (a “Borrower”), HomeBanc Mortgage Corporation (a “Borrower” and together with HomeBanc Corp. the “Borrowers”), the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A. (the “Administrative Agent”). Pursuant to the provisions of Section 6.2 of the Agreement, the undersigned hereby certifies that:

1.            It is a ___ natural individual person, ____ treated as a corporation for U.S. federal income tax purposes, ____ disregarded for federal income tax purposes (in which case a copy of this Section 6.2 Certificate is attached in respect of its sole beneficial owner), or ____ treated as a partnership for U.S. federal income tax purposes (one must be checked).

2.	It is the beneficial owner of amounts received pursuant to the Agreement.

3.            It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.            It is not a 10-percent shareholder of the Lender within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

5.            It is not a controlled foreign corporation that is related to the Lender within the meaning of section 881(c)(3)(C) of the Code.

6.            Amounts paid to it under the Loan Documents are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]

By: ________________________

Title: _______________________

Date: _______________, ______

USActive 5675666.14	Exh. H-1

Exhibit I

Subordination Provisions

Section 15.1.    Agreement to Subordinate. The Company covenants and agrees, and each holder of Debentures by such Securityholder’s acceptance thereof likewise covenants and agrees, that all Debentures shall be issued subject to the provisions of this Article XV; and each holder of a Debenture, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

The payment by the Company of the principal of, and premium, if any, and interest on all Debentures shall, to the extent and in the manner hereinafter set forth, be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding at the date of this Indenture or thereafter incurred.

No provision of this Article XV shall prevent the occurrence of any default or Event of Default hereunder.

Section 15.2.   Default on Senior Indebtedness. In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness of the Company following any grace period, or in the event that the maturity of any Senior Indebtedness of the Company has been accelerated because of a default and such acceleration has not been rescinded or canceled and such Senior Indebtedness has not been paid in full, then, in either case, no payment shall be made by the Company with respect to the principal (including redemption) of, or premium, if any, or interest on the Debentures.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee when such payment is prohibited by the preceding paragraph of this Section 15.2, such payment shall, subject to Section 15.7, be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify the Trustee in writing within 90 days of such payment of the amounts then due and owing on the Senior Indebtedness and only the amounts specified in such notice to the Trustee shall be paid to the holders of Senior Indebtedness.

Section 15.3.    Liquidation, Dissolution, Bankruptcy. Upon any payment by the Company or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness of the Company shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment is made by the Company, on account of the principal (and premium, if any) or interest on the Debentures. Upon any such dissolution or winding-up or liquidation or

USActive 5675666.14	Exh. I-1

reorganization, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Securityholders or the Trustee would be entitled to receive from the Company, except for the provisions of this Article XV, shall be paid by the Company, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Securityholders or by the Trustee under this Indenture if received by them or it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, as calculated by the Company) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay such Senior Indebtedness in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Securityholders or to the Trustee.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the Trustee before all Senior Indebtedness is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness, remaining unpaid to the extent necessary to pay such Senior Indebtedness in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Senior Indebtedness.

For purposes of this Article XV, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article XV with respect to the Debentures to the payment of all Senior Indebtedness, that may at the time be outstanding, provided that (i) such Senior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article XI of this Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article XI of this Indenture. Nothing in Section 15.2 or in this Section shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.6 of this Indenture.

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Section 15.4.   Subrogation. Subject to the payment in full of all Senior Indebtedness and termination of any related Commitments, the Securityholders shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company, applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest on the Debentures shall be paid in full. For the purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the Securityholders or the Trustee would be entitled except for the provisions of this Article XV, and no payment over pursuant to the provisions of this Article XV to or for the benefit of the holders of such Senior Indebtedness by Securityholders or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness of the Company, and the holders of the Debentures be deemed to be a payment or distribution by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Article XV are and are intended solely for the purposes of defining the relative rights of the holders of the Securities, on the one hand, and the holders of such Senior Indebtedness, on the other hand.

Nothing contained in this Article XV or elsewhere in this Indenture or in the Debentures is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Debentures, the obligation of the Company, which is absolute and unconditional, to pay to the holders of the Debentures the principal of (and premium, if any) and interest on the Debentures as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Debentures and creditors of the Company, other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the holder of any Debenture from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article XV of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company, received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Company referred to in this Article XV, the Trustee, subject to the provisions of Article VI of this Indenture, and the Securityholders shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the Securityholders, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XV.

Section 15.5.    Trustee to Effectuate Subordination. Each Securityholder by such Securityholder’s acceptance thereof authorizes and directs the Trustee on such Securityholder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article XV and appoints the Trustee such Securityholder’s attorney-in-fact for any and all such purposes.

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Section 15.6.     Notice by the Company. The Company shall give prompt written notice to a Responsible Officer of the Trustee at the Principal Office of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Debentures pursuant to the provisions of this Article XV. Notwithstanding the provisions of this Article XV or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Debentures pursuant to the provisions of this Article XV, unless and until a Responsible Officer of the Trustee at the Principal Office of the Trustee shall have received written notice thereof from the Company or a holder or holders of Senior Indebtedness or from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Article VI of this Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section at least 2 Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Debenture), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within 2 Business Days prior to such date.

The Trustee, subject to the provisions of Article VI of this Indenture, shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a trustee or representative on behalf of such holder), to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee or representative on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article XV, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article XV, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 15.7.    Notice to Senior Indebtedness Holders’ Agent. JPMorgan Chase Bank, N.A. (“Chase”), acting in its capacity as agent and representative of the present and future holders of the Senior Indebtedness (in that capacity, Chase is herein referred to as the “Agent”) under the Loan and Security Agreement, dated as of November 17, 2006, among the Company, Chase and certain lenders, as it may be supplemented, amended, restated or replaced from time to time, has consented to this Indenture conditioned on inclusion of the provisions of this Section 15.7 and the other provisions of this Article XV. Upon the occurrence of any default under Section 5.1(a) or Section 5.1(c), the Trustee shall use commercially reasonable efforts to promptly give to the Agent, by registered or certified mail, a written notice specifying such default or breach; provided that the Trustee shall not, and shall not be deemed to, be liable to the Agent, and of such lenders or any other Person (other than for the willful misconduct or gross negligence of the Trustee) if the Trustee fails for any reason to give such written notice. Such notice shall be given to the Agent addressed to the Agent at 707 Travis, 6th Floor North,

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Houston, Texas 77002, or to such successor agent and/or such other address as shall have been specified in a written notice actually received by the Trustee at least ten (10) Business Days in advance of the giving of such written notice by the Trustee. No failure of the Trustee to give any notice under this Section 15.7 shall constitute a default under Section 5.1 or otherwise under the 12/05 Amended and Restated Senior Credit Agreement.

Section 15.8.     Rights of the Trustee; Holders of Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article XV in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article XV, and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and, subject to the provisions of Article VI of this Indenture, the Trustee shall not be liable to any holder of such Senior Indebtedness if it shall pay over or deliver to Securityholders, the Company or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article XV or otherwise.

Nothing in this Article XV shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.6.

Section 15.9.    Subordination May Not Be Impaired. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company, or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company, with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Securityholders, without incurring responsibility to the Securityholders and without impairing or releasing the subordination provided in this Article XV or the obligations hereunder of the holders of the Debentures to the holders of such Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any Person liable in any manner for the collection of such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company, and any other Person.

EXHIBIT J

LIBOR PERIOD SELECTION CONFIRMATION

[Letterhead of Borrowers]

[Date]

JPMorgan Chase Bank, N.A.

707 Travis

6th Floor North

Houston, Texas 77252

Attention: Michael Nicholson

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement, dated as of November 17, 2006 (the “Loan Agreement”), by and among HOMEBANC CORP. (“HB Corp.” and a “Borrower”) and HOMEBANC MORTGAGE CORPORATION (“HMC” and a “Borrower”, together with HB Corp., the “Borrowers”) and the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”). Any term defined in the Repurchase Agreement and used in this LIBOR Period Selection Confirmation shall have the meaning given to it in the Loan Agreement.

This is a LIBOR Period Selection Confirmation made pursuant to Section 5 of the Loan Agreement, and confirms Borrowers’ telephonic notice of the LIBOR Period selected on ___________________________, 200__ by ______________________________ of Borrowers to ________________________________ of Administrative Agent at approximately ______ __.m., Houston (i.e., Central) time.

In that telephonic notice, Borrowers selected the following LIBOR Period for the following Transaction:

Effective Date of Selection	Purchase Price	LIBOR Period

Borrowers hereby warrant and represent to Administrative Agent and the Lenders that:

(a)	no Default has occurred that has not been cured;

(b)          no Event of Default has occurred that has not been declared in writing by Administrative Agent to have been cured or waived; and

(c)          Borrowers are currently allowed to make the selection(s) described above under the terms of the Loan and Security Agreement.

HOMEBANC CORP.

By:	____________________________________

Name:

Title:

HOMEBANC MORTGAGE CORPORATION

By:	____________________________________

Name:

Title:

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